Exhibit 10.1

CREDIT AGREEMENT

dated as of September 24, 2010

among

NETSPEND HOLDINGS, INC.

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

SUNTRUST BANK,
as Administrative Agent

with

SUNTRUST ROBINSON HUMPHREY, INC.
as Sole Book Manager and Sole Bookrunner

and

BBVA COMPASS BANK
as Syndication Agent

i

(continued)

(continued)

(continued)

Schedules

Schedule I	-	Commitment Amounts
Schedule 4.12	-	Capitalization; Subsidiaries
Schedule 6.1	-	Existing Indebtedness
Schedule 6.2	-	Existing Liens
Schedule 6.4	-	Existing Investments
Schedule 6.10	-	Existing Restrictions

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Request for Issuance of Letter of Credit
Exhibit D	-	Form of Notice of Borrowing
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Revolving Loan Note
Exhibit G	-	Form of Security Agreement

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (including all schedules and exhibits hereto, this “Agreement”) is made and entered into as of September 24, 2010, by and among NETSPEND HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK (individually, “SunTrust”), as Administrative Agent, Issuing Bank and a Lender, with SUNTRUST ROBINSON HUMPHREY, INC., as Sole Book Manager and Sole Bookrunner.

W I T N E S S E T H:

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, the proceeds of which will be used for working capital needs and other corporate purposes of the Borrower and its Subsidiaries and to refinance in full the existing credit facilities of NetSpend Corporation, a Delaware corporation (“NetSpend”), a Subsidiary of the Borrower; and

WHEREAS, the Lenders are willing to extend such credit facilities to the Borrower subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent and the Issuing Bank agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.           Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) (a) any acquisition by the Borrower or any of its Subsidiaries of any other Person, which Person would then become consolidated with the Borrower or any such Subsidiary in accordance with GAAP, (b) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person, or (c) any acquisition by the Borrower or any of its Subsidiaries of any assets that constitute a division or operating unit of the business of any Person.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the greater of the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.  The Adjusted LIBO Rate shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments to the Eurodollar Reserve Percentage.

“Administrative Agent” shall mean SunTrust in its capacity as Administrative Agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Section 9.7.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agreement” shall mean this Credit Agreement.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount equals $135,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean the interest rate margin applicable to Base Rate Loans and Eurodollar Loans, as the case may be, in each case determined in accordance with Section 2.3(e) hereof.

“Applicable Period” has the meaning specified in Section 2.3(f).

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Available Letter of Credit Amount” shall mean, as of any time of determination, an amount equal to the lesser of (a) the LC Commitment at such time less the LC Exposure then outstanding or (b) the Aggregate Revolving Commitment Amount on such date less the aggregate Revolving Credit Exposures on such date.

“Availability” means, on any day, the sum of the then available unrestricted cash and cash equivalents of the Borrower and its Subsidiaries plus the amount by which the Aggregate Revolving Commitment Amount exceeds the Revolving Credit Exposures of all the Lenders on such day.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Bank Product Obligations” shall mean any and all obligations of any Loan Party owing to a Lender or an Affiliate of a Lender in connection with Bank Products, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided that, if the provider of such Bank Products ceases to be a Lender (or an Affiliate of a Lender), then such obligations owing to such provider shall cease to be Bank Product Obligations hereunder or under any other Loan Document and provided, further, that in no event shall “Bank Product Obligations” include any obligation under any agreement entered into in the ordinary course of business in connection with the prepaid debit card business of the Borrower or any of its Subsidiaries.

“Bank Products” shall mean any of the following bank services or products provided to any Loan Party by any Lender or any Affiliate thereof: deposit accounts, operating accounts, lock box arrangements, cash management agreements and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), provided, that in no event shall “Bank Products” include any credit card or debit card products or services.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) and (iii) LIBOR determined on a daily basis for a period of one month plus one percent (1.00%).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.  Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower Payments” shall have the meaning specified in Section 2.8(b).

“Borrowing” shall mean amounts of the Loans advanced by the Lenders to, or on behalf of, the Borrower pursuant to Section 2.2 on the occasion of any borrowing and shall include, without limitation, all Revolving Loans and Swingline Loans.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, amounts expended or financed to acquire or construct capital assets, including but not limited to the purchase, construction, or rehabilitation of equipment or other physical assets.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person shall mean (a) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (b) all rights to purchase or warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Change in Control” means (a) other than as permitted pursuant to Section 6.3(a) of this Agreement, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than (i) the Borrower of any Capital Stock of NetSpend, Skylight Parent, NPSI or any other direct Subsidiary of the Borrower or (ii) any other Loan Party of any Capital Stock of such Loan Party’s direct Subsidiary; (b) prior to an initial public offering of the Capital Stock issued by the Borrower (an “IPO”), the failure by one or more members of the Control Group to own, directly or indirectly, beneficially and of record, Capital Stock in the Borrower representing at least 50% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Capital Stock in the Borrower; (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Control Group, of Capital Stock representing more than 20% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock in the Borrower; (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (e) prior to an IPO, the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Control

Group.  As used in this definition, the term “Control Group” means, collectively, Oak Investment Partners X, LP or one or more of its affiliated investment funds Controlled by Oak Investment Partners, LP and JLL Partners Fund IV, L.P. or JLL Partners Fund V, L.P. or one or more of their affiliated investment funds Controlled by JLL Partners.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.15, by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean, at any time, any and all of the property in which the Administrative Agent is granted, or is purported to be granted, a Lien under any Collateral  Document (other than any assets or property that are excluded as set forth in Section 2 of the Security Agreement).

“Collateral Access Agreements” shall mean all landlord waivers executed by any Loan Party or any of their Subsidiaries and a third party leasing real property to such Loan Party or such Subsidiary at any location in which such Loan Party’s books and records are kept.

“Collateral Documents” shall mean, collectively, the Security Agreement, any Mortgages, any Real Estate Documents to the extent such Real Estate Documents are executed and delivered by any Loan Party as security for the payment or performance of the Obligations, Collateral Access Agreements, all Investment Control Agreements, all Deposit Account Control Agreements, and all other instruments and agreements now or hereafter executed and delivered by any Loan Party to the Administrative Agent as security for the payment or performance of the Obligations (other than (a) any transaction or agreement with a Secured Hedge Bank in respect of any Hedging Transaction, (b) agreements, instruments or other documents entered into for the provision of Bank Products, or (c) assignment, participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement).

“Commitment” shall mean the Revolving Commitment, the LC Commitment, and the Swingline Commitment (as the context shall permit or require).

“Compliance Certificate” shall mean a certificate from the principal financial officer or any other Responsible Officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit B.

“Consolidated Net Income” means, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding any extraordinary, nonrecurring, non-operating or non-cash gains or losses, including, or in addition, the following:

(i)            the income (or loss) of any Person (other than a subsidiary) in which the Subject Person or a subsidiary has an ownership interest; provided, however, that (A) Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Subject Person or such subsidiary in the form of dividends or similar distributions and (B) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of the subsidiaries in such Person for the purpose of funding any deficit or loss of such Person;

(ii)           the income of any subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Subject Person or a subsidiary is not permitted, whether on account of any restriction in by-laws, articles of incorporation or similar governing document, any agreement or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such subsidiary, except to the extent of any distribution actually paid in cash;

(iii)          any gains or losses accrued on foreign currency receivables or on foreign currency payables of the Subject Person or a subsidiary organized under the laws of the United States which are not realized in a cash transaction;

(iv)          the income or loss of any foreign subsidiary or of any foreign Person (other than a subsidiary) in which the Subject Person or subsidiary has an ownership interest to the extent that the equivalent Dollar amount of the income contains increases or decreases due to the fluctuation of a foreign currency exchange rate after the Closing Date;

(v)           the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition;

(vi)          the interest of third parties in the net income of the subsidiaries of the Subject Person; and

(vii)         any non-cash gains or losses as a result of the early extinguishment or modification of Indebtedness.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the applicable interest rate for such Type of Loan, plus (b) the Applicable Margin for such Type of Loan, plus (c) two percent (2%); provided, however, that (y) as to any Eurodollar Borrowing outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Adjusted LIBO Rate until the end of the current Interest Period, and, thereafter, the Default Rate shall be based on the Base Rate as in effect from time to time and (z) as to any Base Rate Borrowing outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Defaulting Lender” shall mean, at any time, a Lender (a) that has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (b) that has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (c) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) with respect to which a Lender Insolvency Event has occurred and is continuing.

“Deposit Account Control Agreement” shall mean a control agreement in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a bank in which any Loan Party has a deposit account (other than any Excluded Account) agrees that, upon receiving instructions from the Administrative Agent to do so, such bank will follow the instructions of the Administrative Agent with respect to such deposit account.

“Disqualified Capital Stock” shall mean Capital Stock (a) which is mandatorily redeemable, in whole or in part, or required to be repurchased, paid, repaid or redeemed, in whole or in part, by any Loan Party or any of its Subsidiaries (other than, in each case, any such redemption, repayment or purchase solely in exchange for additional shares of Capital Stock), or which requires the payment of cash dividends, principal or interest payments, in each case, prior to the date which is six (6) months after the Revolving Commitment Termination Date; (b) which is secured by the assets of any Loan Party or any of its Subsidiaries; (c) which is convertible or exchangeable at anytime prior to the date that is six (6) months after the Revolving Commitment Termination Date into Indebtedness of any Loan Party or any of its Subsidiaries; (d) which constitutes Indebtedness of any Loan Party or any of its Subsidiaries; or (e) the issuance of which results in a Change of Control.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period and any Person, the total of the following each calculated without duplication on a consolidated basis for such period:  (a) Consolidated Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining Consolidated Net Income; plus (c) interest expense (including the interest portion of Capital Lease Obligations) deducted in determining Consolidated Net Income; plus (d) amortization and depreciation expense deducted in determining Consolidated Net Income; plus (e) non cash expenses resulting from the issuance of Capital Stock of the Borrower and not already added back pursuant to the definition of “Consolidated Net Income”; plus (f) when determining the EBITDA of Borrower and to the extent deducted in determining the Borrower’s consolidated net income and not already added back pursuant to the definition of “Consolidated Net Income”, non-recurring expenses.

“Eligible Additional Lender” shall have the meaning specified in Section 2.1(d)(iii).

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Accounts” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any other zero balance account or disbursement only account, (c) any deposit accounts that are used to hold and process cardholder funds in connection with the prepaid debit card business of the Borrower or any of its Subsidiaries, (d) deposit account numbers 4026066647 and 8800060276 located at HSBC Mexico, S.A. so long as such accounts contain an aggregate amount at any one time outstanding of not greater than the US Dollar equivalent of $20,000, (e) deposit account number 642363 located at Inter National Bank so long as such account contains an aggregate amount at any one time outstanding of not greater than $700,000 and, upon the closure of such account, any amounts held in such account will be transferred to a Loan Party’s deposit account that is subject to a Deposit Account Control Agreement, and (f) so long as the Borrower is in compliance with Section 5.13 hereof, the Meta Reserve Account.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean the Fee Letter dated as of August 18, 2010, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary the Capital Stock in which is owned directly by (a) the Borrower, (b) a Domestic Subsidiary that is not a direct or indirect Subsidiary of a Foreign Subsidiary or (c) any combination of the foregoing.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) (i) EBITDA of the Borrower and its Subsidiaries on a consolidated basis minus (ii) Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis, in each case for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to (b) Fixed Charges for such period.

“Fixed Charges” means the sum of the following for the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for the period of four (4) consecutive Fiscal Quarters then ended without duplication for such period:  (a) the aggregate amount of cash interest, including payments in the nature of cash interest under Capital Lease Obligations; (b) the scheduled amortization of Indebtedness (including, without limitation, Capital Lease Obligations) paid or payable (other than intercompany debt); plus (c) cash income and franchise taxes paid or payable; plus (d) Restricted Payments made during such period (other than any Restricted Payments paid to a Loan Party); provided, however, that Restricted Payments set forth in clause (d) shall be excluded in the calculation of Fixed Charges for any Fiscal Quarter in which the Leverage Ratio of the Borrower, after giving effect to the disbursement of such proposed Restricted Payment, for the four (4) Fiscal Quarter period then most recently ending is not greater than 1.00 to 1.00.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase

of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business or performance bonds purchased in the ordinary course of business.  The amount of any Guarantee shall be equal to the amount of the obligation so guaranteed or supported (or, if less, the maximum amount so guaranteed or supported) or if not a fixed determinable amount, the amount thereof determined in accordance with GAAP.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” shall mean a Guaranty Agreement made by each direct and indirect Subsidiary of the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties, in the form and substance reasonably satisfactory to the Administrative Agent.

“Guaranty Supplement” shall mean each supplement to a Guaranty Agreement, in the form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a Subsidiary of the Guarantor pursuant to Section 5.11.

“Guarantor” shall mean NetSpend, Skylight Parent, Skylight Subsidiary, NPSI and any other Subsidiary that executes or becomes a party to a Guaranty Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Increase Effective Date” shall have the meaning specified in Section 2.1(d)(iv).

“Increase Notice” shall have the meaning specified in Section 2.1(d)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are paid or payable; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable in the ordinary course of business that are not overdue for a period of more than 60 days, or, if overdue for more than 60 days, which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that for purposes of this clause (f) the amount of any such Indebtedness shall be deemed not to exceed the higher of the market value or the book value of such assets); (g) all Guarantees by such Person; (h) all Capital Lease Obligations of such Person; (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (k) all obligations of such Person, contingent or otherwise, with respect to Disqualified Capital Stock to purchase, redeem, retire or otherwise acquire for value any common stock or equity interests of such Person; (l) all obligations of such Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a target or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition; (m) all obligations of such Person under any Hedging Transaction; and (n) Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For the avoidance of doubt, Indebtedness shall not include any Subject Bank Transactions or any obligations of the Borrower or any Subsidiaries which do not include obligations for borrowed money or Guarantees of obligations in respect of borrowed money that are incurred in the ordinary course of business or as required by applicable law, in respect of cardholder or merchant rights arising under or related to cardholder debit transactions.  The amount of the obligations of the Borrower or any Subsidiary in respect of any Hedging Transaction shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Transaction were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnitee” has the meaning specified in Section 10.3(b).

“Information Memorandum” means the Confidential Information Memorandum dated August, 2010 relating to the Borrower and the Transactions.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (or nine (9) or twelve (12) months upon the written consent of all Lenders); provided, that:

(i)            the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)          any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)          no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Investment” shall mean, for any Person, any of the following: (a) any purchase, acquisition or other interest in (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, any other Person, (b) any loans or advances to, Guarantee of any obligations of, or any investment or any other interest in, any other Person, or (c) any purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all the assets of any other Person or all or substantially all of the assets of a business unit, division or branch of any other Person, provided, however, that the term “Investment” shall not include (i) any transaction entered into in the ordinary course of business of a Loan Party with any Subject Bank or (ii) any payment made by a Loan Party in the ordinary course of business or as required by applicable law to any Person in respect of debit transactions.

“Investment Control Agreement” shall mean an agreement among a Loan Party, the Administrative Agent and (a) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Loan Party, (b) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Loan Party, or (c) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Loan Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any Lien in the applicable financial assets, acknowledges the Lien of the Administrative Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of the Administrative Agent without further consent by the affected Loan Party.

“Issuing Bank” shall mean (a) SunTrust Bank or (b) any other Lender designated by the Borrower and approved by the Administrative Agent, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.14; provided that no Lender other than SunTrust Bank shall be obligated to issue Letters of Credit under this Agreement.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $15,000,000.

“LC Disbursement” shall mean a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender shall be its Pro Rata Share with respect to the Revolving Commitment of the total LC Exposure at such time.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event  shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include each Lender that joins this Agreement pursuant to Sections 2.1(d), 10.4 or 10.14.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.14 by an Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Leverage Ratio” means, on any date, the ratio of Total Indebtedness as of such date to EBITDA of the Borrower for the four (4) fiscal quarters then ended or then most recently ended.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in

Dollars for a period equal to such Interest Period appearing on the display designated as Reuters Screen LIBOR01 Page (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to the first day of the Interest Period or if such Reuters Screen LIBOR01 Page is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest reasonably determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (Atlanta, Georgia time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Account” shall have the meaning specified in Section 2.7(b).

“Loan Documents” shall mean, collectively, this Agreement, the LC Documents, any Guaranty Agreement, any Notes, the Collateral Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, the Fee Letter, and any and all other material agreements executed and delivered by a Loan Party to the Administrative Agent or a Lender in connection with any of the foregoing, but excluding any documentation in connection with Bank Product Obligations or Hedging Obligations.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean all Revolving Loans and the Swingline Loans, as the context shall require.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, property or financial condition of the Borrower and the other Loan Parties taken as a whole, or (ii) the validity or enforceability of any Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit but including all Hedging Obligations) of any Loan Party or any of their Subsidiaries, individually or in an aggregate principal amount exceeding $1,000,000; provided that for any contingent obligation to be included as Material Indebtedness, the amount thereof must have been liquidated if the amount thereof can not otherwise be determined in accordance with the terms hereof or under GAAP.

“Meta Reserve Account” shall have the meaning specified in Section 5.13.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgages” shall mean all mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust and leasehold deeds to secure debt executed by any Loan Party in favor of the Administrative Agent.

“Mortgaged Property” means each parcel of real property and improvements thereon owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.11 or 5.12.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“NetSpend” shall have the meaning specified in the recitals hereto.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Nonexcluded Taxes” shall have the meaning specified in Section 2.8(b).

“Note” shall mean each Revolving Loan Note (if any).

“Notice of Borrowing” shall mean any certificate signed by an authorized signatory of the Borrower requesting a new Borrowing hereunder, which certificate shall be denominated a “Notice of Borrowing,” and shall be in substantially the form of Exhibit D.

“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit E.

“NPSI” shall mean NetSpend Payment Services, Inc., a Delaware corporation.

“Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank or any Lender or any other Secured Party pursuant to this Agreement or any other Loan Document, including without limitation, (a) all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (b) all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank  and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (c) all Secured Hedging Obligations, (d) all Bank Product Obligations,  and (e) all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof; provided, however, that notwithstanding anything to the contrary contained herein or in any other Loan Document, no Secured Hedging Obligations or Bank Product Obligations shall constitute “Obligations” after (i) all Commitments have terminated or expired, (ii) all Obligations (other than Secured Hedging Obligations, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made or is reasonably expected to be made as of the time of determination) have been paid in full in cash and (iii) all Letters of Credit have expired or terminated or the LC Exposure has been cash collateralized (or as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), in each case of clauses (i), (ii) and (iii) as provided for herein.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning specified in Section 10.4(d).

“Patriot Act” shall have the meaning specified in Section 10.13.

“Payment Date” shall mean the last day of each Interest Period for a Eurodollar Loan.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall mean each Perfection Certificate delivered by a Loan Party pursuant to the terms of this Agreement.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes or other governmental charges that are not yet due or are being contested in compliance with Section 5.4;

(b)                                 carriers’, vendors’, suppliers’, workers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations but not including any Liens imposed by ERISA;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment Liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Section 8.1;

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of the Subsidiaries taken as a whole;

(g)                                  Liens arising from filing UCC financing statements regarding operating leases permitted by this Agreement;

(h)                                 leases or subleases entered into by a Subsidiary in good faith with respect to its property not used in its business and which do not materially interfere with the ordinary conduct of business of any Subsidiary;

(i)                                     statutory and common law landlords’ liens under leases to which a Loan Party is a party;

(j)                                    customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions incurred in the ordinary course of business;

(k)                                 licenses and sublicenses of patents, trademarks, copyrights or other intellectual property rights granted by any Subsidiary in the ordinary course of business;

(l)                                     with respect to each parcel of Mortgaged Property, encumbrances thereon reflected as exceptions to title in the mortgage title insurance policy (or binding commitment) relating to such parcel and approved by the Administrative Agent; and

(m)                             Liens incurred by any Subsidiary with the consent of the Required Lenders.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, “A-2” or better from S&P or “P-2” or better from Moody’s;

(c)                                  savings accounts and demand deposit accounts and investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means Liens permitted under Section 6.2.

“Person” shall mean any individual, partnership (general or limited), firm, corporation, association, joint venture, limited liability company or partnership, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Rata Share” shall mean with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).

“Purchase Price” shall mean, as of any date of determination and with respect to a proposed Acquisition, the purchase price to be paid for the Target or its assets, including all cash consideration paid (including the then estimated amount of deferred purchase price obligations) or to be paid (based on the estimated amount thereof) and the value of all other assets to be transferred by the purchaser in connection with such Acquisition to the seller, all valued in accordance with the applicable purchase agreement and the outstanding principal amount of all Indebtedness of the Target or the seller assumed or acquired in connection with such Acquisition.

“Real Estate Documents” shall mean collectively, all Mortgages, assignments of rents and leases, title insurance policies, surveys, environmental indemnity agreements, fixture filings and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Replacement Event” shall have the meaning specified in Section 10.14.

“Replacement Lender” shall have the meaning specified in Section 10.14.

“Request for Issuance of Letter of Credit” shall mean a notice in substantially the form of Exhibit C.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time, or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure, if applicable; provided, that (i) at all times during which there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders, and (ii) for purposes of determining the number of Lenders under the immediately preceding clause (i), with respect to any Lender, such Lender together with each Affiliate of such Lender which is a Lender hereunder shall, collectively, constitute one (1) Lender.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person any of the president, the chief executive officer, the chief operating officer, the chief financial officer, any vice president, the treasurer, controller or such other representative as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer, the treasurer, vice president of finance or controller of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock in the Borrower or any Subsidiary.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.1(d) or 10.14, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) September 24, 2015, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.5 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Lenders” shall mean, at any time, Lenders who have Revolving Commitments or who hold Revolving Credit Exposure.

“Revolving Loan” shall mean a loan made by a Lender to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrower to each of the Revolving Credit Lenders that requests a promissory note, in accordance with each such Revolving Credit Lender’s Revolving Commitment (including, without limitation, any increased or new Revolving Commitments under Section 2.1(d)), in substantially in the form of Exhibit F.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Bank” shall mean any Person that is party to a Hedging Transaction with any Loan Party, so long such Person was a Lender or an Affiliate of a Lender at the time such Person entered into such Hedging Transaction.

“Secured Hedging Obligations” shall mean any and all amounts owing or to be owing by any Loan Party (whether direct or indirect), absolute or contingent, due or to become due, now existing or hereafter arising, to any Secured Hedge Bank under any Hedging Transaction between a Loan Party and such  Secured Hedge Bank; provided, however, if such Secured Hedge Bank ceases to be a Lender (or an Affiliate of a Lender), “Secured Hedging Obligations” shall include such obligations only to the extent arising from transactions entered into at the time that such Secured Hedge Bank was a Lender (or an Affiliate of a Lender) under this Agreement.

“Secured Parties” shall mean the “Secured Parties” as defined in the Security Agreement.

“Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of the Closing Date, executed by each Loan Party in favor of the Administrative Agent, for the benefit of the Secured Parties, and each other security agreement executed from time to time in connection herewith and in substantially the form of Exhibit G attached hereto.

“Skylight Parent” means Skylight Acquisition I, Inc., a Delaware corporation and a Subsidiary of the Borrower.

“Skylight Subsidiary” means Skylight Financial, Inc., a Delaware corporation and a Subsidiary of Skylight Parent.

“Subject Bank” shall mean any federal or state chartered bank which provides the products that are marketed and processed by a Loan Party, including, without limitation, any prepaid debit cards.

“Subject Bank Transactions” shall mean (a) any purchase by any Loan Party from a Subject Bank from time to time in the ordinary course of business of any receivables owing from a cardholder to such Subject Bank arising from overdrawn cardholder account balances in respect of accounts maintained with such Subject Bank and (b) any obligation of a Loan Party to a Subject Bank in the ordinary course of business to fund cardholder deposits that have been credited to the account of such cardholder maintained with the Subject Bank but have yet to be remitted by the third party accepting such deposits on behalf of the cardholder to such Subject Bank.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income.”

“Subordinated Indebtedness” shall have the meaning specified in Section 6.1(l).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Swingline Commitment” shall mean, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans hereunder.  The initial amount of the Swingline Lender’s Swingline Commitment is $5,000,000.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Share of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean SunTrust Bank in its capacity as the lender of Swingline Loans.

“Swingline Loan” shall mean a loan made pursuant to Section 2.1(d).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” shall mean a Person who is to be acquired or whose assets are to be acquired in a transaction permitted hereby.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for the Borrower and its Subsidiaries on a consolidated basis (without duplication):  (a) the outstanding principal amount of Revolving Loans; plus (b) the outstanding principal amount of all other Indebtedness for borrowed money, including Guarantees thereof, other than the Revolving Loans and Guarantees thereof; plus (c) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, other than the Revolving Loans; plus (d) all obligations of such Person upon which interest charges are paid or payable, other than the

Loans; plus (e) all Capital Lease Obligations; plus (f) all Indebtedness arising in respect of Disqualified Capital Stock; plus (g) Off-Balance Sheet Liabilities.

“Transactions” means (a) the execution and delivery by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, and (c) the refinancing of the Borrower’s existing Indebtedness, and the other uses of the proceeds of the Loans and the Letters of Credit.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York, as amended and in effect from time to time.

“Unrecognized Retiree Welfare Liability” shall mean, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as of the most recent valuation date, that has not been recognized as an expense in the income statement of the Borrower and its Subsidiaries, provided that (i) prior to the date such Statement is applicable to the Borrower, such amount shall be based on an estimate made in good faith of the transition obligation, and (ii) for purposes of determining the aggregate amount of the Unrecognized Retiree Welfare Liability, Plans maintained by a Subsidiary that is not otherwise an ERISA Affiliate shall be included.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.                                Classifications of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan” or “Eurodollar Borrowing” or “Base Rate Borrowing”).

Section 1.3.                                Accounting Terms and Determination.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP.  Notwithstanding the foregoing, if such change to GAAP or the application thereof (in any event, the “Subject Change”), would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, regardless of whether such request is made before or after such Subject Change, such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such Subject Change.

Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.4.                                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may have been or hereafter be from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

THE LOANS AND LETTERS OF CREDIT

Section 2.1.                                Extensions of Credit.

(a)                                  The Revolving Loans.  Each Revolving Credit Lender agrees, severally in accordance with its Revolving Commitment and not jointly with the other Revolving Credit Lenders, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrower, from time to time on any Business Day prior to the Revolving Commitment Termination Date, amounts which do not exceed such Revolving Credit Lender’s Revolving Commitment as of such Business Day.  Subject to the terms and conditions hereof and prior to the Revolving Commitment Termination Date, Borrowings under the Revolving Commitments may be repaid and reborrowed from time to time on a revolving basis.  At no time shall any Lender be required to make any Revolving Loans if the making of such Loan would cause the Revolving Credit Exposure of all Lenders to exceed the Aggregate Revolving Commitment Amount.

(b)                                 The Letters of Credit.  Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Revolving Commitment Termination Date, pursuant to Section 2.14, in an outstanding face amount not to exceed, with respect to the issuance of any individual Letter of Credit as of any Business Day, the Available Letter of Credit Amount as of such Business Day.

(c)                                  The Swingline Loans.  Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.2(g), the Swingline Lender, in its sole and absolute discretion, may from time to time on any Business Day after the Closing Date but prior to the Revolving Commitment Termination Date, make Swingline Loans to the Borrower in an aggregate amount not to exceed the lesser of (i) the Swingline Commitment as of such Business Day and (ii) the difference between the Aggregate Revolving Commitments and the Revolving Credit Exposures on such date.  Each Swingline Loan shall be due and payable on the maturity thereof as notified to the Borrower by the Swingline Lender; provided that in no event shall such maturity be later than the seventh Business Day succeeding the date the Swingline Loan is made regardless of whether the Swingline Lender has notified the Borrower of such maturity thereof.

(d)                                 Increase in Revolving Commitments.

(i)                                     Request for Increase.  Upon written notice (the “Increase Notice”) to the Administrative Agent (which shall promptly notify the Lenders and provide the Lenders with access to a copy of the Increase Notice), the Borrower may, at any time and from time to time, request increases in the Aggregate Revolving Commitment Amount in an aggregate amount not to exceed $50,000,000 for all such increases; provided, that no more than two (2) increases in the Aggregate Revolving Commitment Amount may be requested hereunder.  The Borrower (in consultation with the Administrative Agent) shall specify in the Increase Notice (x) the time period within which each existing Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date on which the Increase Notice was provided to such Lenders by the Administrative Agent), (y) the amount of the requested increase in the Aggregate Revolving Commitment Amount, and (z) the date on which such increase is requested to become effective.

(ii)                                  Lender Elections to Increase.  No Lender shall have any obligation to increase its Revolving Commitment under this Section 2.1(d).  Any Lender who wishes to increase its Revolving Commitment must provide to the Administrative Agent, within the time period specified in the Increase Notice, a written commitment for the amount of such Lender’s increased Revolving Commitment.  Any Lender that does not provide its written commitment within the time period specified in the Increase Notice shall be deemed to have declined to increase its Revolving Commitment.

(iii)                               Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request under Section 2.1(d)(ii).  If the aggregate increase in the Revolving Commitments of the existing Lenders is less than the requested increase, then to achieve the full amount of the requested increase, the Borrower may also invite any Affiliate of a Lender, an Approved Fund or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld conditioned or delayed), any other Person (so long as such Person is permitted to be an assignee pursuant to Section 10.4(b)(v)) (each, an “Eligible Additional Lender”) to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(iv)                              Effective Date and Allocations.  If the Aggregate Revolving Commitment Amount is increased in accordance with this Section 2.1(d), the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders, including any proposed new lenders, of the final allocation of such increase and the Increase Effective Date.  From and after the Increase Effective Date, subject to the satisfaction of the conditions specified in Section 2.1(d)(v) below, the Aggregate Revolving Commitment Amount shall be increased and the new lenders shall be Lenders for all purposes under this Agreement.  On the Increase Effective Date, the Borrower and each Lender that is increasing its Revolving Commitment, each Eligible Additional Lender that is becoming an additional Lender and the Loan Parties shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify (including any Assignments and Acceptances and new or replacement Revolving Loan Notes, as requested by the Lenders) to give effect to the increase in the Aggregate Revolving Commitment Amount.  This Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Aggregate Revolving Commitment Amount in accordance with this Section 2.1(d).

(v)                                 Conditions to Effectiveness of Increase.  The Increase Effective Date shall occur on a date designated by the Administrative Agent and the Borrower as set forth in Section 2.1(d)(iii) on which each of the following conditions is satisfied: (a) the Borrower shall have received the prior written consent of Administrative Agent and the Issuing Bank to such increase (in each case, not to be unreasonably withheld, conditioned or delayed), (b) no Default or Event of Default shall have occurred and be continuing on such Increase Effective Date or would result from such increase and (c) the Borrower has on or prior to such Increase Effective Date prepaid any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares of the Aggregate Revolving Commitment arising from any nonratable increase in the Aggregate Revolving Commitment Amount under this Section (and the Borrower shall be liable for any costs under Section 2.9 in respect of such prepayment).

(vi)                              Effect of Increases.  Revolving Loans made under the increased Aggregate Revolving Commitment Amount shall for all purposes be Revolving Loans and Obligations hereunder and under the Loan Documents on the same terms and conditions as the existing Revolving Loans, including without limitation, pricing.

Section 2.2.                                Manner of Borrowing and Disbursement of Loans.

(a)                                  Choice of Interest Rate, etc.  Any Borrowing shall, at the option of the Borrower, be made either as a Base Rate Borrowing or as a Eurodollar Borrowing; provided, however, that if the Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Borrowing is to be repaid, continued or converted on a Payment Date, such Borrowing shall be converted to a Base Rate Borrowing on the Payment Date in accordance with Section 2.3(a)(iii) and the Borrower may not select a Eurodollar Borrowing (A) on the Closing Date unless the Borrower shall have executed a funding indemnity letter in favor of the applicable Lenders in form and substance reasonably satisfactory to the Administrative Agent, (B) with respect to Swingline Loans, (C) with respect to a Borrowing, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.14, or (D) if, at the time of such Borrowing or at the time of the continuation of, or conversion to, a Eurodollar Borrowing pursuant to Section 2.2(c), a Default or Event of Default exists.  Any notice given to the Administrative Agent in connection with a requested Borrowing hereunder shall be given to the Administrative Agent by 11:00 a.m. (Atlanta, Georgia, time) in order for such Business Day to count toward the minimum number of Business Days required.

(b)                                 Base Rate Borrowings.

(i)                                     Initial and Subsequent Borrowings.  The Borrower shall give the Administrative Agent in the case of any Base Rate Borrowing irrevocable notice by telephone not later than 11:00 a.m. (Atlanta, Georgia, time) on the date of such Borrowing and shall promptly confirm any such telephone notice with a written Notice of Borrowing; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Notice of Borrowing shall not invalidate any notice so given.  Except for deemed Borrowings made under Section 2.2(f), each Borrowing that is a Base Rate Borrowing shall be in a principal amount of no less than $500,000 and in an integral multiple of $100,000 in excess thereof (or, if less, then such Borrowing shall equal the entire unused balance of the Aggregate Revolving Commitment Amount).

(ii)                                  Repayments and Conversions.  The Borrower may (A) at any time without prior notice repay a Base Rate Borrowing or (B) upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal of any Base Rate Borrowing to one or more Eurodollar Borrowings.  Upon the date indicated by the Borrower, such Base Rate Borrowing shall be so repaid or converted.

(c)                                  Eurodollar Borrowings.

(i)                                     Initial and Subsequent Borrowings.  The Borrower shall give the Administrative Agent in the case of any Eurodollar Borrowings irrevocable notice by telephone not later than 11:00 a.m. (Atlanta, Georgia, time) three (3) days prior to the date of such Eurodollar Borrowing and shall promptly confirm any such telephone notice with a written Notice of Borrowing; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Notice of Borrowing shall not invalidate any notice so given.

(ii)                                  Repayments, Continuations and Conversions.  At least three (3) Business Days prior to each Payment Date for a Eurodollar Borrowing, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Borrowing outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Borrowings and also specifying the new Interest Period applicable to each such new Eurodollar Borrowing (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Borrowing shall be so continued).  Upon such Payment Date, any Eurodollar Borrowing (or portion thereof) not so continued shall be converted to a Base Rate Borrowing or, subject to Section 2.9, be repaid.

(iii)                               Miscellaneous.  Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Borrowing shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $500,000 in excess thereof (or, if less, then equal to the entire unused balance of the Aggregate Revolving Commitment Amount), and at no time shall the aggregate number of all Eurodollar Borrowings then outstanding exceed six (6).

(d)                                 Notification of Lenders.  Upon receipt of a (i) Notice of Borrowing or a telephone or telecopy Notice of Borrowing, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swingline Loan), or (iii) notice from the Borrower with respect to the prepayment of any outstanding Eurodollar Borrowing prior to the Payment Date for such Borrowing, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Borrowing.  Each Lender shall, not later than 11:00 a.m. (Atlanta, Georgia, time) on the date specified for such Borrowing (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Payment Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Borrowing in immediately available funds.

(e)                                  Disbursement.  Prior to 3:00 p.m. (Atlanta, Georgia, time) on the date of a Borrowing hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article III, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Borrower’s general deposit account maintained with the Administrative Agent or such other account of the Borrower as it may designate in any Notice of Borrowing or (ii) in the case of a Borrowing the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.14, transferring such amounts to such Issuing Bank.  Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. (Atlanta, Georgia, time) on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing and the Administrative Agent may, in its sole and absolute discretion and in reliance upon such assumption, make available to the Borrower or the Issuing Bank, as applicable, on such date a corresponding amount.  If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Borrowing for purposes of this Agreement and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly remit to the Borrower such corresponding amount.  If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The failure of any Lender to fund its portion of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Borrowing on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(f)                                    Deemed Notice of Borrowing.  Unless payment is otherwise timely made by the Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest or reimbursement obligations in connection with Letters of Credit or Swingline Loans payable hereunder shall be deemed irrevocably to be a Notice of Borrowing on the due date of (after taking into account any applicable grace periods therefor pursuant to this Agreement), and in an aggregate amount required to pay, such principal, interest or reimbursement obligations in connection with such Letters of Credit or such Swingline Loans payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Borrowing (unless converted pursuant to Section 2.2).  The Lenders shall have no obligation to the Borrower to honor any deemed Notice of Borrowing under this Section 2.2(f) unless all the conditions set forth in Section 3.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 3.2, may do so in their sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default or the failure by the Borrower to satisfy any of the conditions set forth in Section 3.2.  No further authorization, direction or approval by the Borrower shall be required to be given by the Borrower for any deemed Notice of Borrowing under this Section 2.2(f).  The Administrative Agent shall promptly provide to the Borrower written notice of any Borrowing pursuant to this Section 2.2(f).

(g)                                 Special Provisions Pertaining to Swingline Loans.

(i)                                     The Borrower shall give the Swingline Lender written notice in the form of a Notice of Borrowing, or notice by telephone no later than 11:00 a.m. (Atlanta, Georgia, time) on the date on which the Borrower wishes to receive a Borrowing of any Swingline Loan followed promptly by a written Notice of Borrowing, with a copy to the Administrative Agent; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Notice of Borrowing shall not invalidate any notice so given.  Each Swingline Loan shall bear interest as a Base Rate Borrowing.  If the Swingline Lender, in its sole and absolute discretion, elects to make the requested Swingline Loan, the Swingline Loan shall be made on the date specified in the telephone notice or the Notice of Borrowing and such telephone notice or Notice of Borrowing shall specify (i) the amount of the requested Swingline Loan and (ii) instructions for the disbursement of the proceeds of the requested Swingline Loan.  Each Swingline Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swingline Lender solely for its own account.  The Swingline Lender shall have no duty or obligation to make any Swingline Loans hereunder.  The Swingline Lender shall not make any Swingline Loans if the Swingline Lender has received written notice from any Revolving Credit Lender (or the Swingline Lender has actual knowledge) that one or more applicable conditions precedent set forth in Section 3.2 will not be satisfied (or waived pursuant to the last sentence of Section 3.2) on the requested Borrowing date.  In the event the Swingline Lender in its sole and absolute discretion elects to make any requested Swingline Loan, the Swingline Lender shall make the proceeds of such Swingline Loan available to the Borrower in the manner set forth in the applicable Notice of Borrowing.

(ii)                                  The Swingline Lender shall notify the Administrative Agent and each Revolving Credit Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swingline Loans outstanding as of 3:00 p.m. (Atlanta, Georgia, time) as of such date and each Revolving Credit Lender’s Pro Rata Share (based on the Aggregate Revolving Commitment) thereof.  Each Revolving Credit Lender shall before 11:00 a.m. (Atlanta, Georgia, time) on the next Business Day make available to the Administrative Agent, in immediately available funds, the amount of its Pro Rata Share (based on the Aggregate Revolving Commitment) of such principal amount of Swingline Loans outstanding.  Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall be deemed to have made a Revolving Loan to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 3.2.  Each Revolving Loan so made shall bear interest as a Base Rate Borrowing.  The Administrative Agent shall use such funds to repay the principal amount of Swingline Loans to the Swingline Lender.  Additionally, if at any time any Swingline Loans are outstanding, any of the events described in clauses (h) or (i) of Section 8.1 shall have occurred, then each Revolving Credit Lender shall automatically upon the occurrence of such event and without any action on the part of the Swingline Lender, the Borrower, the Administrative Agent or the Revolving Credit Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Swingline Loans then outstanding in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the principal and interest of all Swingline Loans then outstanding and each Revolving Credit Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swingline Lender in immediately available funds, the amount of such Revolving Credit Lender’s participation (and upon receipt thereof, the Swingline Lender shall deliver to such Revolving Credit Lender a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Swingline Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

Section 2.3.                                Interest.

(a)                                  On Loans.  Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i)                                     On Base Rate Borrowing.  Interest on each Base Rate Borrowing shall be computed for the actual number of days elapsed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days and shall be payable quarterly in arrears on the last day of each calendar quarter for such calendar quarter, commencing with the calendar quarter ending December 31, 2010.  Interest on Base Rate Borrowings then outstanding shall also be due and payable on the Revolving Commitment Termination Date (or, in any event, the date of any earlier prepayment in full of the Obligations).  Interest shall accrue and be payable on each Base Rate Borrowing at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin for Base Rate Borrowings.

(ii)                                  On Eurodollar Borrowings.  Interest on each Eurodollar Borrowing shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable in arrears on (x) the Payment Date for such Borrowing, and (y) if the Interest Period for such Borrowing is greater than three (3) months, on the last day of each three month period commencing on the initial date of such Interest Period and on the last day of the applicable Interest Period for such Borrowing.  Interest on Eurodollar Borrowings then outstanding shall also be due and payable on the Revolving Commitment Termination Date (or, in any event, the date of any earlier prepayment in full of the Obligations).  Interest shall accrue and be payable on each Eurodollar Borrowing at the simple per annum interest rate equal to the sum of (A) the Adjusted LIBO Rate applicable to such Eurodollar Borrowing and (B) the Applicable Margin for Eurodollar Borrowings.

(iii)                               If No Notice of Selection of Interest Rate.  If the Borrower fails to give the Administrative Agent timely notice of its selection of the Base Rate or Adjusted LIBO Rate, or if the Administrative Agent reasonably determines that means do not exist for determining the Adjusted LIBO Rate for any Borrowing (including, without limitation, disruption of the eurodollar markets which results in the Administrative Agent not being able to determine the Adjusted LIBO Rate), the Base Rate shall apply to such Borrowing.  If the Borrower fails to elect to continue any Eurodollar Borrowing then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Borrowing commencing on and after such Payment Date, until the Borrower elects to convert such Borrowing to a Eurodollar Borrowing.

(b)                                 Upon Default.  During the existence of an Event of Default specified in Section 8.1(a), (b), (h) or (i), interest on the outstanding Obligations shall automatically accrue at the Default Rate; the Default Rate shall also automatically be deemed to have been invoked at all times when the Obligations have been accelerated or deemed accelerated pursuant to Section 8.1.  Interest accruing at the Default Rate shall be payable on demand and in any event on the Revolving Commitment Termination Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 10.2, (ii) agreement by the Required Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.

(c)                                  Computation of Interest.  Interest on the principal amount of all Borrowings shall accrue from and including the date such Borrowings are made to but excluding the date of any repayment thereof.  Interest on any Borrowing which is converted into a Borrowing of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.

(d)                                 Determination of Interest Rate. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(e)                                  Applicable Margin.   The Applicable Margin shall be Level II set forth in the below table during the period commencing with the Closing Date and ending on the date that the Borrower’s financial statements are delivered to the Administrative Agent pursuant to Section 5.1(b) hereof for the quarter ending September 30, 2010.  Thereafter, the Applicable Margin shall be determined based upon the Leverage Ratio, as set forth in the table below, as of the most recent date of determination.  For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each Fiscal Quarter and set forth in the Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.1(c) and (ii) any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(c); provided that if a Compliance Certificate is not delivered when due in accordance with Section 5.1(c), then Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as such Compliance Certificate is delivered, whereupon the Applicable Margin shall be determined as if such Compliance Certificate had been timely delivered, and shall be effective as of the first Business Day immediately following the date such Compliance Certificate is delivered:

Level	Leverage Ratio	Eurodollar Loan Applicable Margin	Base Rate Loan Applicable Margin	Commitment Fee Applicable Margin
I	< 1.00:1.00	2.50%	1.50%	0.45%
II	> 1.00:1.00 but
	< 1.50:1.00	2.75%	1.75%	0.50%
III	> 1.50:1.00 but < 2.00:1.00	3.00%	2.00%	0.50%
IV	> 2.00:1.00	3.25%	2.25%	0.50%

(f)                                    Adjustments to Applicable Margin.   In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1(c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall promptly (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (iii) promptly pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period; provided that if, as a result of any restatement or other event a proper calculation of the Applicable Margin would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (iii) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Section 2.4.                                Fees.

(a)                                  Fee Letters.  The Borrower agrees to pay to the Administrative Agent such fees as are set forth in the Fee Letter at the times specified therein.

(b)                                 Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender, a commitment fee on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period, which shall accrue at the Applicable Margin as set forth in Section 2.3(e); provided, that if such Lender continues to have any Revolving Credit Exposure after the Revolving Commitment Termination Date, then the commitment fee shall continue to accrue on the amount of such Lender’s Revolving Credit Exposure from and after the Revolving Commitment Termination Date to the date that all of such Lender’s Revolving Credit Exposure has been paid in full.  For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender, but shall specifically exclude any outstanding Swingline Loans.  Such commitment fees shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter for such calendar quarter, commencing with the calendar quarter ending December 31, 2010, and if then unpaid, on the Revolving Commitment Termination Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(c)                                  Letter of Credit Fees

(i)                                     The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, a fee on the stated amount of any outstanding Letters of Credit for each day from the issuance date of any Letter of Credit through the date such Letter of Credit is no longer outstanding, at a rate per annum on such stated amount equal to the Applicable Margin in effect from time to time with respect to Eurodollar Borrowings, plus, at all times when the Default Rate is in effect, 2.00%.  Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears for each calendar quarter on the last day of such calendar quarter, commencing with the calendar quarter ending December 31, 2010, and if then unpaid, on the Revolving Commitment Termination Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(ii)                                  The Borrower shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the stated amount of each Letter of Credit for each day from the issuance date of such Letter of Credit through the stated expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate of one-quarter of one percent (0.25%) per annum, which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days and shall be paid in full in advance on the issuance date of such Letter of Credit and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, which fees shall be payable on demand.  The foregoing fees shall be fully earned when due, and non-refundable when paid.

(d)                                 Computation of Fees; Additional Terms Relating to Fees.  In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded.  All fees payable under or in connection with this Agreement and the other Loan Documents shall be deemed fully earned when and as they become due and payable and, once paid, shall be non-refundable, in whole or in part.

Section 2.5.                                Cancellation of Commitments.

(a)                                  Unless previously terminated, all Revolving Commitments and the LC Commitment shall terminate on the Revolving Commitment Termination Date.

(b)                                 Upon at least three (3) Business Days’ (or such shorter period as the Administrative Agent may agree) prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall be applied pro rata to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.5 shall be in an amount of at least $2,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the Revolving Credit Exposures of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount shall result in a reduction (rounded to the next lowest integral multiple of $100,000) in the LC Commitment only if such a reduction is necessary to reduce the LC Commitment to an amount equal to the Aggregate Revolving Commitment Amount.

(c)                                  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, in a minimum amount of at least $500,000 and larger multiples of $100,000, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 1:00 p.m. (Atlanta, Georgia time) not less than three (3) Business Days (or such shorter period as the Administrative Agent may agree) prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 1:00 p.m. (Atlanta, Georgia time) not less than one (1) Business Day prior to the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid; provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.9.

Section 2.6.                                Repayment.

(a)                                  The Revolving Loans.  All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full in cash on the Revolving Commitment Termination Date.

(b)                                 Other Mandatory Repayments.

(i)                                     If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.5 or otherwise, the Borrower shall immediately repay the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.4.  Each prepayment shall be applied first to Base Rate Borrowings to the full extent thereof, and then to Eurodollar Borrowings to the full extent thereof.

(ii)                                  If after giving effect to prepayment of Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure.  Such account shall be administered in accordance with Section 2.14(i) hereof.

(c)                                  The Other Obligations.  In addition to the foregoing, the Borrower hereby promises to pay all Obligations, including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees in respect of the foregoing, as the same become due and payable hereunder and, in any event, on the Revolving Commitment Termination Date.

Section 2.7.                                Notes; Loan Accounts.

(a)                                  The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by a Note.  A Note shall be payable to the order of each Lender requesting such a Note in accordance with the Revolving Commitment of such Lender.  Each such Note shall be issued by the Borrower to the applicable Lender and shall be duly executed and delivered by an authorized signatory of the Borrower.

(b)                                 The Administrative Agent shall open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon (the “Loan Account”).  The Administrative Agent shall debit such Loan Account for the principal amount of each Borrowing made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations.  The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8.                                Manner of Payment.

(a)                                  When Payments Due.

(i)                                     Except as otherwise set forth herein, each payment by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia, time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Payment Office, for the account of the Lenders, the Issuing Bank, or the Administrative Agent, as the case may be, in Dollars in immediately available funds.  Any payment received by the Administrative Agent after 1:00 p.m. (Atlanta, Georgia, time) shall be deemed received on the next Business Day.  In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender.  In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank.  In the case of a payment for the Swingline Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Swingline Lender.  If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii)                                  Except as provided in the definition of Interest Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)                                 No Deduction.

(i)                                     Any and all payments of principal and interest, fees, indemnity or expense reimbursements, and any other amounts by the Borrower hereunder or under any other Loan Documents (the “Borrower Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future Taxes with respect to such Borrower Payments and all interest, penalties or similar liabilities with respect thereto, excluding Taxes imposed on the net income of any Lender by the jurisdiction under the laws of which such Lender is organized or conducts business or any political subdivision thereof (all such nonexcluded Taxes collectively or individually “Nonexcluded Taxes”).  If the Borrower shall be required to deduct any Nonexcluded Taxes from or in respect of any sum payable to any Lender hereunder or under any other Loan Document, (a) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)), such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, and (c) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)                                  In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(iii)                               The Borrower shall indemnify the Lenders for the full amount of Nonexcluded Taxes and Other Taxes with respect to Borrower Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Nonexcluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by such Lender or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes.  Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such Lender, as the case may be, makes written demand therefor.  If any Nonexcluded Taxes or Other Taxes for which the Administrative Agent or any Lender has received indemnification from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such Lender, the Administrative Agent or such Lender, as the case may be, shall promptly forward to the Borrower any such refunded amount (after deduction of any Nonexcluded Tax or Other Tax paid or payable by any Lender as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to this Section 2.8(b).

(iv)                              As soon as practicable after the date of any payment of Nonexcluded Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(v)                                 On or prior to the Closing Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Foreign Lender shall provide each of the Administrative Agent and the Borrower with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents.  Each such Foreign Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.

(vi)                              The Borrower shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or (b)(iii) above to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Borrower; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any Lender through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such Lender making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such Lender to comply with the provisions of Section 2.8(b)(v) above.

(vii)                           Nothing contained in this Section 2.8(b) shall require any Lender to make available to the Borrower any of its tax returns (or any other information) that it deems confidential or proprietary.

(c)                                  Assumption Regarding Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)                                 Lender Payments.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2 or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.9.                                Reimbursement.  Whenever any Lender shall sustain or incur any losses (including losses of anticipated profits) or out-of-pocket expenses in connection with (a) failure by the Borrower to borrow or continue any Eurodollar Borrowing, or convert any Borrowing to a Eurodollar Borrowing, in each case, after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Borrowing in whole or in part for any reason or (c) failure by the Borrower to prepay any Eurodollar Borrowing after giving notice of its intention to prepay such Borrowing, the Borrower agrees to pay to such Lender an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses.  Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive.  Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-deployment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Interest Period for such prepaid Borrowing.  For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant Eurodollar Borrowing through the purchase of a deposit bearing interest at the Adjusted LIBO Rate in an amount equal to the amount of that Eurodollar Borrowing and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its Eurodollar Borrowings in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and the Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.10.                         Pro Rata Treatment.

(a)                                  Borrowings.  Each Borrowing from the Revolving Credit Lenders under the Revolving Commitments made on or after the Closing Date shall be made in accordance with each Lender’s Pro Rata Share.

(b)                                 Payments.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the applicable Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.11.                         Application of Payments.

(a)                                  Payments Subsequent to Event of Default.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, any proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its rights and remedies provided under the Loan Documents or at law or equity, shall be applied by the Administrative Agent in the following order:

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents (including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, to payment of any fees owed to the Administrative Agent, or the Swingline Lender hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Lenders in enforcing their rights under the Loan Documents;

FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of principal then due and payable on the Swingline Loans;

SIXTH, pro rata, to (i) the payment of principal on the Loans then outstanding, (ii) a Letter of Credit reserve account to the extent of one hundred five percent (105%) of the aggregate LC Exposure, (iii) Secured Hedging Obligations that constitute Obligations, and (iv) Bank Product Obligations that constitute Obligations;

SEVENTH, to any other Obligations not otherwise referred to in this Section 2.11(a); and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Loan Party or such other Person who may be lawfully entitled thereto.

(b)                                 Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

Section 2.12.                         All Obligations to Constitute One Obligation.  All Obligations shall constitute one general obligation of the Borrower and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Secured Parties) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Loan Party to the Administrative Agent or any of the Lenders, to the extent provided in the Collateral Documents under which such Liens arise.

Section 2.13.                         Maximum Rate of Interest.  The Borrower and the Lenders hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article II in the Fee Letters and in any other Loan Document.  Notwithstanding the foregoing, the Borrower and the Lenders further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any Lender to third parties or for damages incurred by the Lenders, or any of them, are charges to compensate the Lenders for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lenders in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any applicable law.  In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  The Borrower and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under applicable law, then, ipso facto as of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loans to the extent of such excess.

Section 2.14.                         Letters of Credit.

(a)                                  Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Revolving Credit Lenders, and in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.14(c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the LC Commitment; provided, however, that, except as described in the last sentence of Section 3.2, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 3.2 have been satisfied.  Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date ten (10) days prior to the Revolving Commitment Termination Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date ten (10) days prior to the Revolving Commitment Termination Date).  With respect to each Letter of Credit, (i) the rules of the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by the Issuing Bank, shall apply to each Letter of Credit to the extent such Letter of Credit is not issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Letter of Credit to the extent such Letter of Credit is issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business, and, to the extent not inconsistent therewith, the laws of the State of New York.  The

Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any applicable law.

(b)                                 The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit.  The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 11:00 a.m. (Atlanta, Georgia time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent.  Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 3.2 or waiver of such conditions pursuant to the last sentence of Section 3.2, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof.  In addition to the fees payable pursuant to Section 2.4(c), the Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c)                                  Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Pro Rata Share, in such Letter of Credit and the obligations of the Borrower with respect thereto (including, without limitation, all LC Exposure with respect thereto).  The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit.  At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and the Swingline Lender (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Revolving Credit Lender, such Revolving Credit Lender’s portion of such draw amount as calculated in accordance with its Pro Rata Share of the Aggregate Revolving Commitment Amount.

(d)                                 (i)  The Borrower hereby agrees to promptly reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit.  In order to facilitate such repayment, the Borrower hereby irrevocably requests the Revolving Credit Lenders, and the Revolving Credit Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article II with respect to the amounts of, the timing of requests for, and the repayment of Borrowings hereunder and in Article III with respect to conditions precedent to Borrowings hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Borrowing on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Borrowing directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw.  Each

Revolving Credit Lender shall pay its share of such Base Rate Borrowing by paying its portion of such Borrowing to the Administrative Agent in accordance with Section 2.2(e) and its Pro Rata Share of the Aggregate Revolving Commitment Amount, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default exists or would be caused thereby.  The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section hereunder shall be subject to the terms and conditions of Section 2.2(e).

(ii)  If for any reason a Revolving Loan cannot be made, each Revolving Lender (including any Lender acting as the Issuing Bank) shall upon any notice hereunder make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s office in an amount equal to its Pro Rata Share of the LC Exposure in respect of such Letter of Credit not later than 1:00 p.m. (Atlanta, Georgia, time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a payment in respect of its participation in the applicable Letter of Credit and such payment shall satisfy its participation obligations under this Section 2.14(d)(ii).  The Administrative Agent shall remit the funds so received to the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(iii)  The obligation of each Revolving Credit Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.14 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction).  The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Revolving Credit Lenders.  Any overdue amounts payable by the Revolving Credit Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate.  Notwithstanding the foregoing, at the request of the Administrative Agent, the Swingline Lender may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article III be satisfied, make Swingline Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.

(e)                                  The Borrower agrees that each Borrowing by the Revolving Credit Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Borrowing pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Borrowing under the Aggregate Revolving Commitments and shall be payable and bear interest in accordance with all other Base Rate Borrowings of Revolving Loans.

(f)                                    The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower.  The obligation of the Borrower to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Borrowings made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)                                     Any lack of validity or enforceability of any Loan Document;

(ii)                                  Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)                               Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)                              The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v)                                 Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)                              The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)                           Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)                        Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)                                Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)                                   Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi)                                Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)                             Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii)                          Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)                                 The Borrower will indemnify and hold harmless each Indemnitee from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnitee in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to an Indemnitee for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.  This Section 2.14(g) shall survive termination of this Agreement.

(h)                                 Each Revolving Credit Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrower) for its pro rata share (based on such Revolving Credit Lender’s Pro Rata Share of the Aggregate Revolving Commitment Amount) of any and all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any Loan Party’s obligations to reimburse draws thereunder or otherwise.  In the event the Borrower shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Revolving Credit Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Revolving Credit Lender’s Pro Rata Share of the Aggregate Revolving Commitment Amounts) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Revolving Credit Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower shall thereafter pay such expenses, the Issuing Bank will repay to each Revolving Credit Lender the amounts received from such Revolving Credit Lender hereunder.

(i)                                     If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative

Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Revolving Credit Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.15.                         [Reserved].

Section 2.16.                         Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended.  In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.17.                         Increased Costs.

(a)                                  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall, within the time specified in Section 2.17(c), pay to the Administrative Agent for the account of such Lender or Issuing Bank, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, the Borrower shall pay to the Administrative Agent for the account of such Lender or the Issuing Bank such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c)                                  A certificate of a Lender or Issuing Bank setting forth the amount or amounts (including a reasonably detailed calculation thereof) necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay all amounts pursuant to this Section 2.17 within five (5) Business Days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Loan Parties shall not be required to compensate a Lender or the Issuing Bank under this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor.

Section 2.18.                         Defaulting Lenders.

(a)                                  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)                                     the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)                                  to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be so reallocated for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (a) Cash Collateralize the obligations of the Borrower to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, or (b) in the case of such Swingline exposure, prepay (subject to clause (4) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank or the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

(iii)                               in addition to the other conditions precedent set forth in Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit, and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:

(A)                              in the case of a Defaulting Lender, the LC Exposure and Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in clause (1) above; and

(B)                                in the case of a Defaulting Lender, without limiting the provisions of clause (a)(ii) above, the Borrower Cash Collateralizes the obligations of the Borrower in respect of such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent and the Issuing Bank or the Swingline Lender, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender;

provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender;

(iv)                              with the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of clause (v) below will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender;

(v)                                 any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letter of Credit disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct;

(vi)                              such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to Section 2.4(b) or letter of credit fees accruing during such period pursuant to Section 2.4(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (1) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to clause (a)(ii), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (2) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank; and

(vii)                           the Borrower may, at its sole expense and effort, upon notice to such Defaulting Lender and the Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts).

(b)                                 If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender  should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing) and if any cash collateral has been posted with respect to such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1.                                Conditions To Effectiveness.  The obligations of the Lenders to make the initial Loans and the obligation of the Issuing Bank to issue any Letter of Credit on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)                                  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including, to the extent invoiced, reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under the Fee Letter and under any other Loan Document.

(b)                                 The Administrative Agent (or its counsel) shall have received the following (which may include, to the extent acceptable to the Administrative Agent, facsimile or electronic transmission of a signed signature page of any such agreement or other deliverable):

(i)                                     a counterpart of (A) this Agreement, (B) each Security Agreement and (C) each other Loan Document to be executed and delivered on the Closing Date, in each case, signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of such agreement;

(ii)                                  copies of duly executed payoff letters, in form and substance reasonably satisfactory to Administrative Agent, executed by the Borrower’s existing lenders or the agents thereof, together with (a) UCC-3 or other appropriate termination statements, in form and substance reasonably satisfactory to the Administrative Agent, releasing (concurrently with the Closing Date) all liens of the Borrower’s existing lenders upon any of the personal property of each Loan Party and its Subsidiaries, other than liens securing Obligations under this Agreement, and (b) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the Loan Parties’ existing lenders;

(iii)                               a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iv)                              certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation and the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;

(v)                                 a written opinion of Baker Botts L.L.P., together with such other local counsel opinions as may be reasonably requested by the Administrative Agent, addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)                              a solvency certificate delivered by the Chief Financial Officer of the Borrower;

(vii)                           a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 3.2;

(viii)                        a duly executed Notice of Borrowing, including a schedule of funds disbursement;

(ix)                                a duly executed and completed Perfection Certificate delivered by Borrower;

(x)                                   copies of (A) the audited consolidated financial statements for the Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2007, December 31, 2008 and December 31, 2009, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (B) projected consolidated balance sheet and related statements of projected operations and cash flow for the Borrower and its Subsidiaries for the 2010 and 2011 Fiscal Years, and (C) the unaudited consolidated financial statements for the Borrower and its Subsidiaries for the Fiscal Quarters ended March 31, 2010 and June 30, 2010;

(xi)                                a duly completed Compliance Certificate including calculations of the financial covenants set forth in Article VII hereof as of June 30, 2010;

(xii)                             copies of favorable UCC, intellectual property, tax and judgment lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of all Loan Parties as requested by the Lenders, (A) indicating that there are no Liens on any of the Collateral other than Permitted Liens, or (B) accompanied by such UCC termination statements (or authorization for the Administrative Agent to file such UCC amendments or termination statements), and such other cancellations and releases reasonably requested by the

Administrative Agent to release all Liens other than Liens permitted hereunder on any Collateral;

(xiii)                          certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, naming Administrative Agent as additional insured and lenders loss payee, as appropriate, together with endorsements with respect thereto in form and substance reasonably satisfactory to the Administrative Agent;

(xiv)                         UCC financing statements or the equivalent for each appropriate jurisdiction to perfect the Administrative Agent’s security interest in the Collateral;

(xv)                            Collateral Access Agreements with respect to at all locations in which any Loan Party’s books and records are kept;

(xvi)                         Deposit Account Control Agreements (other than with respect to any Excluded Accounts) duly executed by each depository Bank to the extent required by the Administrative Agent; and

(xvii)                      Delivery of documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws.

Section 3.2.                                Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                  at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)                                 at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, in each case before and after giving effect thereto except (i) any representation or warranty that is made as of a date specified therein and (ii) changes or events which are permitted under this Agreement;

(c)                                  the Borrower shall have delivered the required Notice of Borrowing to the Administrative Agent or Request for Issuance of Letter of Credit to the Issuing Bank, as applicable; and

(d)                                 with respect to the issuance of any Letter of Credit or the making of any Swingline Loan, there is no Defaulting Lender at the time such Swingline Loan is to be made or Letter of Credit is to be issued, unless (i) for the issuance of any Letter of Credit, one of the following arrangements have been made with respect to the undivided interest and participation of such Defaulting Lender in and to such Letter of Credit (and all other Letters of Credit then outstanding): (A) the Borrower’s posting of cash collateral with the Issuing Bank in an amount equal to such Defaulting Lender’s participation therein on terms satisfactory to the Issuing Bank, (B) the reallocation of the Revolving Commitments among the Non-Defaulting Lenders pursuant to Section 2.18(a)(i), or (C) such other arrangements satisfactory to the Issuing Bank, and (ii) for the making of any Swingline Loan, one of the following arrangements have been made with respect to the undivided interest and participation of such Defaulting Lender in and to such Swingline Loan (and all other Swingline Loans then outstanding): (A) the reallocation of the Revolving Commitments among the Non-Defaulting Lenders pursuant to Section 2.18(a)(i), or (B) such other arrangements satisfactory to the Swingline Lender.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

The Borrower hereby agrees that the delivery of any Notice of Borrowing hereunder or any telephonic request for a Borrowing hereunder shall be deemed to be the certification of the authorized signatory thereof (on behalf of the Borrower and not in such Person’s individual capacity) that all of the conditions set forth in this Section 3.2 have been satisfied.  Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the Required Lenders under Section 10.2.

Section 3.3.                                Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, (a) shall be delivered to the Administrative Agent for the account of each of the Lenders, (b) to the extent requested by the Administrative Agent, in sufficient counterparts or copies for each of the Lenders, and (c) shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1.                                Organization; Powers.  The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2.                                Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate (or other applicable entity) powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3.                                Governmental Approvals; No Conflicts.  The consummation of the Transactions by the Loan Parties (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation (including, without limitation, with respect to any corporate law or regulation limiting a company’s distributions to shareholders) or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.

Section 4.4.                                Financial Condition; No Material Adverse Change.

(a)                                  Borrower Financial Statements.  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by independent certified public accountants, and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended March 31, 2010 and June 30, 2010, certified by a Responsible Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                                 Pro Forma.  The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of June 30, 2010, prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower to be reasonable), (ii) is based on the best information reasonably available to the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and its Subsidiaries as of June 30, 2010 as if the Transactions had occurred on such date.

(c)                                  Projections.  The Borrower’s forecasted consolidated and consolidating:  (i) balance sheets; (ii) profit and loss statements; and (iii) cash flow statements, have been prepared by the Borrower in light of the business of the Borrower and its Subsidiaries and the Transactions and represents, as of the date thereof, the good faith estimate based on assumptions believed to be reasonable of the Borrower and its senior management of the future financial performance of the Borrower and its Subsidiaries, after giving pro forma effect to the Transactions.

(d)                                 No Undisclosed Liabilities.  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum, after giving effect to the Transactions, none of the Borrower or any Subsidiaries has, as of the Closing Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(e)                                  No Material Adverse Change.  Since December 31, 2009, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect, on the Borrower and its Subsidiaries, taken as a whole.  Notwithstanding anything to this Section 4.4(e) to the contrary, the following matters shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur under this Section 4.4(e): (i) changes in financial or securities markets generally, (ii) changes in general economic conditions in the United States, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, or (iv) any changes in GAAP.

Section 4.5.                                Properties.

(a)                                  Title: Liens.  The Borrower and each of the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Permitted Liens.  As of the Closing Date and after giving effect to the Transactions, neither the Borrower nor any of the Subsidiaries owns any interest in any real property in fee.

(b)                                 Intellectual Property.  The Borrower and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and each of the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.6.                                Litigation and Environmental Matters.

(a)                                  Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries or the board of directors of the Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect after taking into account any applicable insurance coverage or (ii) that involve any of the Loan Documents or the Transactions.

(b)                                 Environmental Matters.  Except for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the

Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.7.                                Compliance with Laws and Agreements.  The Borrower and each of the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.8.                                Investment Company Status.  Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.9.                                Taxes.  The Borrower and each of the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10.                         Plans.

(a)                                  Neither the Loan Parties nor any of their respective Subsidiaries maintain any Multiemployer Plans or defined benefit plans (as defined in Section 3(35) of  ERISA).  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal and state laws except for noncompliances that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Plan (other than a Multiemployer Plan) to which  Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA, and no such Plan has a “funding shortfall” within the meaning of Section 430(c) of the Code or  Section 303(c) of ERISA or is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code.  No Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Plan, nor has any Lien in favor of any Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA.  None of the Loan Parties or any ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code or Section 306 or 307 of ERISA.

(b)                                 There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrower and the ERISA Affiliates have not incurred, and do not reasonably expect to incur, any liability under Section 409, 502(i), 502(l), or 515 or Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) or under Section 401(a)(29), 4971 or 4975 of the Code; (iii) the Loan Parties and the ERISA Affiliates have not incurred, and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) the Loan Parties and the ERISA Affiliates have not engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(d)                                 Each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of any Loan Party, any Subsidiary of a Loan Party, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code.  Each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of any Loan Party, any Subsidiary of a Loan Party, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder except where a failure could not reasonably be expected to have a Material Adverse Effect.

(e)                                  No Lien imposed under the Code or ERISA on the assets of any Loan Party or any Subsidiary of a Loan Party exists or is reasonably likely to arise on account of any Plan.

(f)                                    The Loan Parties and their Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

(g)                                 Neither any Loan Party nor any Subsidiary of a Loan Party has any unfunded liability for vested benefits in excess of $100,000 with respect to Plans under which any Loan Party, or any Subsidiary of a Loan Party is an “employer.”

(h)                                 As of the Closing Date, the amount of Unrecognized Retiree Welfare Liabilities under all employee benefit plans within the meaning of Section 3(3) of ERISA maintained or contributed to by any Loan Party or any Subsidiary of a Loan Party does not exceed $100,000.

(i)                                     As of the Closing Date, there is no potential annual withdrawal liability payments under Title IV of ERISA for the Loan Parties and all Subsidiaries of the Loan Parties with respect to all Multiemployer Plans.

Section 4.11.                         Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, in each case that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (taken as a whole and as modified or supplemented by other information so furnished) contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.12.                         Capitalization; Subsidiaries.  As of the Closing Date, the Borrower does not have any Subsidiaries other than NetSpend, NPSI, Skylight Parent and Skylight Subsidiary.  As of the Closing Date, each of NetSpend and NPSI have no subsidiaries.  As of the Closing Date, Skylight Parent does not have any Subsidiaries other than the Skylight Subsidiary.   As of the Closing Date, the Borrower owns 100% of the Capital Stock issued by Skylight Parent, NPSI and NetSpend.  As of the Closing Date, Skylight Parent owns 100% of the Capital Stock issued by Skylight Subsidiary.  As of the Closing Date, Schedule 4.12 sets forth the authorized, issued and outstanding Capital Stock of NetSpend, NPSI, Skylight Parent and Skylight Subsidiary.  All of the outstanding capital stock of NetSpend, NPSI, Skylight Parent and Skylight Subsidiary have been validly issued, is fully paid, and is nonassessable.  Except as permitted to be issued or created pursuant to the terms of the Loan Documents or as reflected on Schedule 4.12 as of the Closing Date and after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into any Capital Stock of any Subsidiary.

Section 4.13.                         Insurance.  The Borrower and each of the Subsidiaries maintain with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies and in such amounts as are usually carried by businesses engaged in similar activities as the Borrower and each of the Subsidiaries and located in similar geographic areas in which the Borrower and each of the Subsidiaries operate.

Section 4.14.                         Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened.  Following the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Borrower and each of the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been, in all material respects, paid or accrued as a liability on the books of the Borrower or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is bound.  All payments due from the Borrower or any Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.15.                         Solvency.  Immediately following the making of the initial Loan made hereunder and after giving effect to the application of the proceeds of such Loan:  (a) the fair value of the assets of the Loan Parties (taken as a whole), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise (taken as a whole); (b) the present fair saleable value of the property of the Loan Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties (taken as a whole) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties (taken as a whole) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  As used in this Section 4.15, the term “fair value” means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

Section 4.16.                         Margin Securities.  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 4.17.                         Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on, among other things, the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on, among other things, the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan

Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 4.18.                         OFAC.  No Loan Party or any Affiliate of any Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.19.                         Patriot Act.  Each Loan Party and each Affiliate of each Loan Party is in compliance with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender or Issuing Bank has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1.                                Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                  Annual Audit.  As soon as available, but in any event: (i) on or prior to the IPO, 105 days after the end of each Fiscal Year of the Borrower and (ii) after the IPO, the earlier of (A) 120 days after the end of each Fiscal Year of the Borrower, and (B) the date such deliveries are required by the SEC (after giving effect to any automatic extensions), the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by a firm of independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 Quarterly Financial Statements.  Within 45 days after the end of each Fiscal Quarter of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  Compliance Certificate.  Concurrently with any delivery of financial statements under clause (a) above and concurrently with any delivery of financial statements for any of the first three Fiscal Quarters of any Fiscal Year under clause (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,  (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VII; and (iii) stating whether any change in the application of GAAP to the financial statements and business operations of the Borrower and its Subsidiaries has occurred since the date of the Borrower’s most recent audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 Budget.  Within 30 days after the commencement of each Fiscal Year of the Borrower, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after it is available, any significant revisions of such budget;

(e)                                  Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f)                                    Management Discussion and Analysis.  Prior to the IPO, concurrently with any delivery of financial statements under clause (a) above and concurrently with any delivery of financial statements for any of the first three Fiscal Quarters of any Fiscal Year under clause (b) above, a management discussion and analysis in form and substance reasonably satisfactory to the Administrative Agent; and

(g)                                 Additional Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 5.2.                                Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  Default.  The occurrence of any Default;

(b)                                 Notice of Proceedings.  The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(c)                                  ERISA Event.  The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and each of the Subsidiaries in an aggregate amount exceeding $250,000; and

(d)                                 Material Adverse Effect.  Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.                                Existence; Conduct of Business.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.  Except as otherwise permitted under this Agreement, each Loan Party will, and will cause each of its respective Subsidiaries to, continue to engage in the type of businesses conducted by such Loan Party and its Subsidiaries on the Closing Date, and any business reasonably related thereto.

Section 5.4.                                Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.                                Maintenance of Properties.  The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, subject to any dispositions permitted under this Agreement.

Section 5.6.                                Insurance.  The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  Each general liability insurance policy shall name the Administrative Agent as additional insured.  Each insurance policy covering Collateral shall name the Administrative Agent as loss payee and shall provide that such policy will not be canceled or materially changed without thirty (30) days prior written notice to the Administrative Agent.

Section 5.7.                                Casualty and Condemnation.  The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 5.8.                                Books and Records and Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during regular business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that unless a Default or Event of Default is in existence, the Borrower shall bear the cost of only two such inspections, examinations or discussions per Fiscal Year.

Section 5.9.                                Compliance with Laws.  The Borrower will, and will cause its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10.                         Use of Proceeds and Letters of Credit.  The proceeds of the Loans made hereunder will be used only:  (a) to refinance in full NetSpend’s existing credit facilities in effect on the Closing Date and the payment of fees and expenses payable in connection with the Transactions and (b) for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including Restricted Payments permitted by Section 6.8 and Acquisitions permitted by Section 6.4.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support transactions of the Subsidiaries entered into in the conduct of their business.

Section 5.11.                         Additional Subsidiaries.

(a)                                  Domestic Subsidiaries.  If any additional Domestic Subsidiary is formed or acquired after the Closing Date, the Borrower will notify the Administrative Agent thereof and the Borrower will promptly, but in any event within 30 days (or such longer period as the Administrative Agent may agree) of such formation or acquisition:  (i) deliver all documentation as the Administrative Agent may reasonably require to evidence the authority of such Subsidiary to execute, deliver and perform the Loan Documents to which it is a party and to evidence the existence and good standing of such Subsidiary; (ii) cause such Domestic Subsidiary to become a

Guarantor under the Guaranty Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement in the form specified therein, whereby such Domestic Subsidiary shall guarantee the obligations of the Loan Parties under the Loan Documents; (iii) cause all of the Capital Stock in such Domestic Subsidiary to be pledged to the Administrative Agent to secure the Obligations by causing the direct owners of such Capital Stock to execute and deliver to the Administrative Agent a supplement to the Security Agreement in the form specified therein, (iv) deliver or cause to be delivered to the Administrative Agent all certificates and undated stock powers duly executed in blank (to the extent the Capital Stock of such Domestic Subsidiary is certificated) and take or cause to be taken such other actions as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest in such Capital Stock; (v) cause such Domestic Subsidiary to become a “Grantor” under the Security Agreement by executing and delivering to the Administrative Agent a supplement to the Security Agreement in the form specified therein, whereby such Domestic Subsidiary shall grant a security interest to the Administrative Agent in all of its assets constituting Collateral under the Security Agreement to secure the Obligations, and (vi) take whatever action (including delivering properly completed UCC financing statements) that may be necessary in the opinion of the Administrative Agent to vest in the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the assets of such Domestic Subsidiary purported to be subject to the Security Agreement.

(b)                                 First-Tier Foreign Subsidiary.  If any First-Tier Foreign Subsidiary is formed or acquired after the Closing Date, the Borrower will notify the Administrative Agent thereof and will promptly, but in any event within 30 days (or such longer period as the Administrative Agent may agree) of such formation or acquisition:  (i) cause 65% of the Capital Stock in such First-Tier Foreign Subsidiary to be pledged to the Administrative Agent to secure the Obligations by causing the direct owners of such Capital Stock to execute and deliver to the Administrative Agent a pledge agreement or similar agreement in form and substance reasonably satisfactory to the Administrative Agent; (ii) deliver or cause to be delivered to the Administrative Agent certificates representing such Capital Stock and corresponding stock powers (to the extent the Capital Stock of such First-Tier Foreign Subsidiary is certificated) and other documents required by such agreement with respect to such Capital Stock and (iii) take or cause to be taken such other actions as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest in such Capital Stock

Section 5.12.                         Further Assurances.

(a)                                  General Further Assurances.  Subject to the terms of the Security Agreement, the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, but excluding any leasehold mortgages), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Loan Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b)                                 Acquisition of Material Assets.  If any material assets (including any owned real property or improvements thereto or any interest therein having an individual aggregate fair market value amount of equal or greater than $1,000,000 but excluding any leases of real property) are acquired by the Borrower or any Loan Party after the Closing Date (other than assets constituting Collateral under the Loan Documents that become subject to the Lien of the Loan Documents upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant, perfect and protect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

Section 5.13.                         Post-Closing Matters.  Notwithstanding the fact that Borrower has not satisfied certain of the conditions to the initial Loans, the Lenders have agreed to advance the Loans to the Borrower, subject to the satisfaction of the other conditions to funding contained herein and so long as the Borrower, (a) within three (3) Business Days after the Closing Date (or such longer time as may be extended by the Administrative Agent from time to time in its sole discretion), delivers (i) a duly executed Deposit Account Control Agreement with respect to account number 7470506523 located at Fifth Third Bank between NPSI, the Administrative Agent on behalf of the Lenders and Fifth Third Bank, (ii) a duly executed Collateral Access Agreement in form and substance satisfactory to the Administrative Agent in its sole discretion with respect to the leased property located at 1455 Lincoln Parkway, Suite 600, Atlanta, Georgia 30346, between the Administrative Agent on behalf of the Lenders and DRA CRT Perimeter Center LLC, and (iii) a duly executed Collateral Access Agreement in form and substance satisfactory to the Administrative Agent in its sole discretion with respect to the leased property located at 701 Brazos Street, Suite 1200, Austin, Texas 78701 between the Administrative Agent, on behalf of the Lenders, NetSpend and WTCC Austin Investors V, L.P., (b) within fifteen (15) Business Days after the Closing Date (or such longer time as may be extended by the Administrative Agent from time to time in its sole discretion), delivers a duly executed Investment Control Agreement with respect to account number SV-280 located at Silicon Valley Bank between NetSpend, the Administrative Agent on behalf of the Lenders and Silicon Valley Bank, and (c) within 30 Business Days after the Closing Date (or such longer time as may be extended by the Administrative Agent from time to time in its sole discretion), either (i) obtains a duly executed Deposit Account Control Agreement with respect to account number 1700004913 located at Meta Payment Systems (the “Meta Reserve Account”) or (ii) closes the Meta Reserve Account and transfers any amounts held therein to a Loan Party’s deposit account that is subject to a Deposit Account Control Agreement.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender or Issuing Bank has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1.                                Indebtedness; Certain Equity Securities.  The Borrower will not, nor will it permit any of its Subsidiaries to, issue any Disqualified Capital Stock or create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness created under the Loan Documents;

(b)                                 Indebtedness existing on the date hereof and set forth in Schedule 6.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(c)                                  Indebtedness and Guarantees permitted under Section 6.4(c) and (d);

(d)                                 Indebtedness among Loan Parties and Guarantees of Indebtedness and other obligations of any Loan Party made by any Loan Party; provided that Indebtedness owed from Foreign Subsidiaries to the Loan Parties, and Guarantees of the Indebtedness and other obligations of any Foreign Subsidiaries by any Loan Party shall not exceed the amounts permitted by Section 6.4(c);

(e)                                  Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness incurred in reliance on this clause (e) plus the Indebtedness listed on Schedule 6.1 incurred to finance the acquisition, construction or improvement of any fixed or capital assets shall not exceed $5,000,000 at any time outstanding;

(f)                                    Indebtedness arising in connection with Hedging Transactions permitted by Section 6.7;

(g)                                 to the extent constituting Indebtedness, customary indemnification and purchase price adjustments or similar obligations incurred in connection with acquisitions and dispositions of assets otherwise permitted hereunder;

(h)                                 to the extent constituting Indebtedness, deferred compensation payable to directors, officers or employees of the Borrower and each of the Subsidiaries;

(i)                                     cash management obligations and Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management and deposit accounts and not involving the borrowing of money;

(j)                                     obligations in respect of surety, stay, appeal and performance bonds, and similar obligations incurred by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business;

(k)                                  to the extent constituting Indebtedness, customary indemnification obligations incurred in the ordinary course of business;

(l)                                     subordinated Indebtedness of the Borrower and its Subsidiaries which is subordinated in right of payment and all other respects to the Obligations on terms reasonably satisfactory to the Administrative Agent (all such Indebtedness, “Subordinated Indebtedness”) as long as:

(i)                                     as of the date of the incurrence of such Indebtedness and immediately after giving effect thereto, no Default or Event of Default exists;

(ii)                                  the terms of any such Indebtedness:  (A) do not contain any covenants the violation of which would give the holders thereof the right to take action that could result in a Change of Control; (B) do not contain any provisions thereof which would make any Default or Event of Default hereunder (without further enforcement actions on the part of the Administrative Agent or any Lender) a default, event of default or violation thereunder; (C) do not require any repayment of principal prior to a date that is six months following the Revolving Commitment Termination Date; and (D) do not contain any other terms that are not reasonably satisfactory to the Administrative Agent; and

(iii)                               the Borrower shall have provided to Administrative Agent, prior to the incurrence of such Indebtedness:  (A) notice thereof; (B) copies of the applicable loan documents and subordination agreements; (C) projected income and cash flow statements for the Borrower for the period through the Revolving Commitment Termination Date, prepared on a basis acceptable to the Administrative Agent, giving pro forma effect to the Indebtedness incurred; and (D) a certificate signed by a Responsible Officer of the Borrower certifying: (1) that the Leverage Ratio of the Borrower after giving effect to the incurrence of such proposed Indebtedness for the four (4) fiscal quarter period then most recently ending is not greater than (z) if such Fiscal Quarter is ending on or after September 30, 2010 and prior to December 31, 2012, 2.75 to 1.00; (y) if such Fiscal Quarter is ending on or after December 31, 2012 and prior to December 31, 2013, 2.50 to 1.00, and (x) if such Fiscal Quarter is ending on or after December 31, 2013, 2.25 to 1.00; (2) that after giving effect to the Indebtedness in question, all representations and warranties contained in the Loan Documents will be true and correct in all material respects on and as of the date of the incurrence thereof with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to another date; (3) that no Default or Event of Default exists or will exist immediately after the incurrence of such Indebtedness and (4) that the daily average Availability for the thirty (30) day period prior to the date of calculation equals or exceeds $15,000,000; and

(m)                               other Indebtedness of the Borrower and its Subsidiaries provided that the aggregate principal amount of Indebtedness permitted by this clause (m) shall not exceed $1,000,000 at any time outstanding.

Section 6.2.                                Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or rights in respect of any thereof, except:

(a)                                  Liens created under the Loan Documents;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)                                 any Lien existing on any fixed or capital asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other asset of the Borrower or any of its Subsidiaries not acquired together with such fixed or capital asset and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)                                  Liens (including Liens arising under conditional sale, title retention or similar arrangements) on fixed or capital assets acquired, constructed or improved by the Borrower or any of its Subsidiaries; provided, that (i) such Liens secure Indebtedness permitted by paragraph (e) of Section 6.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any of its Subsidiaries other than fixed or capital assets acquired, constructed or improved in connection therewith; and

(f)                                    other Liens securing Indebtedness (other than Subordinated Indebtedness) or other obligations in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that the aggregate book value of all assets encumbered by all the Liens permitted under this paragraph shall not exceed $500,000, with the book value of an asset determined at the time of the granting of the Lien therein.

Section 6.3.                                Fundamental Changes.

(a)                                  Mergers, etc.  The Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary of the Borrower may merge into any Domestic Subsidiary in a transaction in which the surviving entity is a Domestic Subsidiary and (if the merged entity is a Loan Party) is a Loan Party; (iii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and if such Subsidiary is a Loan Party, its assets are transferred to the Borrower or a Domestic Subsidiary that is a Loan Party; and (v) any Subsidiary of the Borrower may merge with and into any Person acquired in an Acquisition permitted by Section 6.4.

(b)                                 Line of Business.  The Borrower will not, and will not permit any of the its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.4.                                Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, nor will it permit any of its Subsidiaries to, make any Investment in any other Persons except:

(a)                                  Permitted Investments;

(b)                                 Investments existing on the date hereof and set forth on Schedule 6.4;

(c)                                  Investments by the Borrower and its Subsidiaries in Foreign Subsidiaries and in joint venture entities engaged in businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto; provided that (i) any such Capital Stock held by a Loan Party shall be pledged pursuant to the Loan Documents (subject to the limitations applicable to the Capital Stock of a Foreign Subsidiary referred to in Section 5.11) and (ii) the aggregate amount of all Investments made in Foreign Subsidiaries (including, without limitation, all cash paid to acquire Capital Stock, loans, notes, and Guarantees) shall not exceed an amount equal to $5,000,000;

(d)                                 Subject, as applicable, to the restrictions in Section 6.4(c), Investments made by any Loan Party in any other Loan Party;

(e)                                  Guarantees constituting Indebtedness permitted by Section 6.1;

(f)                                    Investments received in connection with the bankruptcy, workout or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(g)                                 notes and other non-cash consideration received as part of the purchase price of assets disposed of pursuant to Section 6.5;

(h)                                 accounts receivable arising in the ordinary course of business;

(i)                                     Hedging Transactions permitted by Section 6.7;

(j)                                     loans and advances to officers, directors, and employees of the Borrower and the Subsidiaries made in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes up to a maximum for all such loans and advances of $3,000,000 in the aggregate at any one time outstanding;

(k)                                  endorsements of items for collection or deposit in the ordinary course of business; and

(l)                                     the Loan Parties may purchase, hold or acquire (including pursuant to a merger) all the Capital Stock in a Person and may purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or all or substantially all of the assets of a division or branch of such Person, if, with respect to each such Acquisition:

(i)                                     Default.  No Default or Event of Default exists or would result therefrom;

(ii)                                  Conditions to Acquisition.  The Borrower shall have provided to Administrative Agent, prior to the Acquisition, a certificate signed by a Responsible Officer of the Borrower certifying: (A) that the Purchase Price for the Acquisition in question does not exceed $25,000,000; provided, that the Administrative Agent may waive the Purchase Price requirement in this clause (A); (B) that the Leverage Ratio of the Borrower on a pro forma basis for the four (4) fiscal quarter period then most recently ending is not greater than (1) if such Fiscal Quarter is ending on or after September 30, 2010 and prior to December 31, 2012, 2.75 to 1.00; (2) if such Fiscal Quarter is ending on or after December 31, 2012 and prior to December 31, 2013, 2.50 to 1.00, and (3) if such Fiscal Quarter is ending on or after December 31, 2013, 2.25 to 1.00; (C) that the daily average Availability for the thirty (30) day period prior to the date of calculation after giving pro forma effect to the Acquisition in question (as if it were consummated on the first day of such period), will equal or exceed $15,000,000; (D) that after giving effect to the Acquisition in question, all representations and warranties contained in the Loan Documents will be true and correct in all material respects on and as of the date of the closing of the Acquisition with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to another date; and (E) that no Default or Event of Default exists or will result from the Acquisition;

(iii)                               Notice Requirements.  The Borrower shall provide to Administrative Agent, prior to the consummation of any Acquisition that has a Purchase Price of more than $5,000,000, the following:  (A) notice of the Acquisition, (B) the most recent financial statements of the Target that the Borrower has available, (C) copies of the applicable purchase agreement and copies of such other documentation and information relating to the Target and the Acquisition as Administrative Agent may reasonably request, (D) projected income and cash flow statements for the Borrower for the period through the

Revolving Commitment Termination Date, prepared on a basis acceptable to the Administrative Agent, giving pro forma effect to the Acquisition and any Indebtedness incurred in connection therewith and (E) a certificate signed by a Responsible Officer of the Borrower certifying that the Borrower shall be in compliance with the covenants contained in Article VII on a pro forma basis for the four (4) fiscal quarter period then most recently ending and on a projected basis through the Revolving Commitment Termination Date (assuming, for purposes of such projections through the Revolving Commitment Termination Date, that the consummation of the Acquisition in question and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation);

(iv)                              Target.  The Target:  (A) is organized under the laws of a jurisdiction within the United States of America or any other jurisdiction as long as, with respect to such other jurisdictions, and subject to the restrictions set forth in Section 6.4(c), the Administrative Agent can obtain Liens in the assets and, if applicable, the Capital Stock of the Target as required under the Loan Documents, with the priority required hereby and in a manner reasonably acceptable to the Administrative Agent and (B) is involved in the same general type of business activities as the Subsidiaries;

(v)                                 No Contested Acquisitions.  The Acquisition shall have been approved by the Board of Directors of the Target (or similar governing body if the Target is not a corporation);

(vi)                              Joinder of Subsidiary.  The Borrower shall have complied with its obligations under Sections 5.11 and 5.12 promptly after the date of the Acquisition; and

(vii)                           Structure.  If the proposed Acquisition is an Acquisition of the stock or other Capital Stock issued by a Target, the Acquisition will be structured so that the Target will become a Loan Party and a wholly owned Subsidiary directly owned by the Borrower or a Loan Party or will be merged with or into the Borrower or a Loan Party.  If the proposed Acquisition is an Acquisition of assets, the Acquisition will be structured so that the Borrower or a Loan Party shall acquire the assets either directly or through a merger; and

(m)                               Investments permitted by Section 6.3; and

(n)                                 in addition to the investments otherwise permitted by this Section 6.4 (and subject to the restrictions in Section 6.4(c)), the Borrower and the Subsidiaries may make and permit to exist loans or advances to, Guarantee any obligations of, or make and permit to exist any other Investment in any other Person as long as the aggregate Net Amount of such Investments permitted pursuant to this paragraph (n) in all other such Persons shall not exceed $7,500,000 at any time; provided, that as of the date of any such investment and after giving effect thereto, no Default or Event of Default shall exist or result therefrom (as used in this paragraph (n), the term “Net Amount” means, at any date of determination, the sum of the following:  (i) the outstanding principal amount of loans, advances and other Indebtedness, (ii) the outstanding principal amount of any Obligation Guaranteed (regardless of how such Obligation is valued), and (iii) the aggregate amount expended to acquire Capital Stock, other securities or other investments less any return of capital paid in respect thereof).

Section 6.5.           Asset Sales.  The Borrower will not, nor will it permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock in a Subsidiary owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Capital Stock (other than to the Borrower or a Subsidiary in accordance with Section 6.4), except:

(a)           dispositions of (i) used or surplus equipment in the ordinary course of business not to exceed $1,000,000 in the aggregate in any fiscal year, (ii) Permitted Investments in the ordinary course of business, and (iii) inventory in the ordinary course of business;

(b)           dispositions to any Domestic Loan Party; provided that the applicable Loan Party complies with the terms of Section 5.12 and the terms of the Security Agreement;

(c)           the licensing of intellectual property or know-how on commercially reasonable terms to customers in the ordinary course of business;

(d)           dispositions permitted by Section 6.2, Section 6.3, Section 6.4 and Section 6.8;

(e)           sale and leaseback transactions permitted by and consummated in accordance with Section 6.6;

(f)            sales, transfers and other dispositions of assets (other than Capital Stock in a Subsidiary of the Borrower or any accounts) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (f) shall not exceed $500,000 during any fiscal year of the Borrower;

(g)           dispositions of claims against customers or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect to such customer or Person;

(h)           dispositions of defaulted receivables in the ordinary course of business for collection;

(i)            Capital Stock of any Loan Party issued to any employee, officer, director, consultant or distributor of any Loan Party; and

(j)            sale or disposition of NPSI to a third party;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c) and (d) above) shall be made for fair value and for at least 75% cash consideration.

Section 6.6.           Sale and Leaseback Transactions.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any transaction by the Borrower or any of its Subsidiaries if the sale is made for cash consideration in an amount not less than the cost of such fixed or capital asset and any Indebtedness resulting therefrom is permitted by Section 6.1.

Section 6.7.           Hedging Transactions.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Hedging Transaction, except (a) Hedging Transactions entered into by such Person to hedge or mitigate risks to which such Person has actual exposure (other than those in respect of Capital Stock of the Borrower), and (b) Hedging Transactions entered into by such Person in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Person.

Section 6.8.           Restricted Payments; Certain Payments of Indebtedness.

(a)           Restricted Payments.  The Borrower will not, nor will it permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)            The Borrower or any of its Subsidiaries may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

(ii)           The Subsidiaries of the Borrower may make Restricted Payments to any of the Loan Parties;

(iii)          The Borrower or any of its Subsidiaries may:

(A)          make repurchases of stock from current and former employees, consultants or directors (or any such Person’s heirs, estates and assigns) of the Borrower or any of its Subsidiaries;

(B)           pay cash in lieu of fractional shares in connection with any exchange, reclassification or conversion of shares;

(C)           make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of any Loan Party;

as long as, in each case, no Default or Event of Default exists or would result therefrom and the aggregate amount paid pursuant to this clause (iii) during any fiscal year does not exceed an aggregate amount equal to $4,000,000;

(iv)          The Borrower may declare and pay dividends with respect to its Capital Stock and redeem and repurchase shares of its Capital Stock, in accordance with its terms, if:

(A)          no Default or Event of Default exists or would result therefrom;

(B)           the Leverage Ratio of the Borrower on a pro forma basis for the four (4) fiscal quarter period then most recently ending is not greater than (1) if such Fiscal Quarter is ending on or after September 30, 2010 and prior to December 31, 2012, 2.75 to 1.00; (2) if such Fiscal Quarter is ending on or after December 31, 2012 and prior to December 31, 2013, 2.50 to 1.00, and (3) if such Fiscal Quarter is ending on or after December 31, 2013, 2.25 to 1.00;

(C)           the daily average Availability for the thirty (30) day period prior to the date of calculation after giving pro forma effect to such Restricted Payment (as if it were paid on the first day of such period), would equal or exceed $15,000,000; and

(D)          the Borrower shall provide to Administrative Agent, prior to the payment of the Restricted Payment in question, the following:  (1) notice of the payment, and (2) a certificate signed by a Responsible Officer of the Borrower certifying to the Borrower’s calculation of its compliance with clauses (B) and (C) of this Section.

(b)           Certain Payments of Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of, interest on or other payment on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)            payment of Indebtedness created under the Loan Documents;

(ii)           payment of Indebtedness as and when due or within 20 days prior to the date due, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)          refinancing of Indebtedness to the extent permitted by Section 6.1;

(iv)          as long as no Default or Event of Default exists, the repayment of Indebtedness owed by any Loan Party to any other Loan Party;

(v)           payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(vi)          prepayment of Indebtedness as long as the aggregate amount of the Indebtedness prepaid pursuant to this clause (vii) shall not exceed $100,000 in the aggregate during the entire term of this Agreement.

Section 6.9.           Transactions with Affiliates.  The Borrower will not, nor will it permit its Subsidiaries to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Loan Parties not involving any other Affiliate, (c) any Investment permitted by Section 6.4 and Restricted Payments and payments of Indebtedness permitted by Section 6.8 and (d) with respect to any Person serving as an officer, director, employee or consultant of any Loan Party, (i) the payment of reasonable compensation, benefits or indemnification liabilities in connection with his or her services in such capacity, (ii) the making of advances for travel or other business expenses in the ordinary course of business or (iii) such Person’s participation in any benefit or compensation plan; provided, that the Borrower or any such Loan Party to a transaction arising under this Section 6.9 with an aggregate value in excess of $25,000,000 will promptly provide the Administrative Agent notice of such transaction and any additional information reasonably requested by the Administrative Agent.

Section 6.10.        Restrictive Agreements.  The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien in favor of the Administrative Agent and Lenders upon any of its property or assets, or (b) the ability of any of the Borrower’s Subsidiaries to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any of its Subsidiaries or to Guarantee Indebtedness of the Borrower or any of its Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other assets that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or other Liens permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness or encumbered by such Lien, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.11.        Amendments to Organizational Documents; Amendment to Subordinated Indebtedness.

(a)           The Borrower will not, nor will it permit any of its Subsidiaries to, amend or otherwise modify any of the terms of any preferred stock it has issued, if the effect of such modification would be to:  (i) increase the amount or nature of any cash dividends payable with respect to such preferred stock; (ii) accelerate the dates upon which payments are due on such preferred stock; (iii) change the redemption provisions applicable to such preferred stock; or (iv) amend or otherwise modify any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such preferred stock in a manner adverse to the Borrower or any of the Subsidiaries, the Administrative Agent or any Lender.

(b)           The Borrower will not change or amend the terms of any Subordinated Indebtedness incurred under the terms of Section 6.1, if the effect of such amendment is to:  (i) increase the interest rate on such Subordinated Indebtedness; (ii) shorten the time of payments of principal or interest due thereunder; (iii) change any event of default or any covenant to a materially more onerous or restrictive provision; (iv) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); (v) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holders of such Subordinated Indebtedness in a manner materially adverse to Administrative Agent or any Lender as senior creditors or the interests of the Lenders under any Loan Document in any respect; or (vi) in any manner amend any term of such Subordinated Indebtedness relating to the prohibition of the creation or assumption of any Lien upon the properties or assets of the Borrower or any of its Subsidiaries or relating to the prohibition of creation, existence or effectiveness of any consensual encumbrance or restriction of any kind on the ability of the Borrower or any of its Subsidiaries to (A) pay dividends or make any other distribution; (B) subject to subordination provisions, pay any Subordinated Indebtedness owed to the Borrower or any of its Subsidiaries; (C) make loans or advances to the Borrower or any of its Subsidiaries; or (D) transfer any of its property or assets to the Borrower or any of its Subsidiaries.

Section 6.12.        Change in Fiscal Year.  Neither the Borrower nor any of its Subsidiaries will have a fiscal year that does not end on December 31st of each year, nor a fiscal quarter that does not end on the last day of March, June, September or December, as applicable.

Section 6.13.        Deposit and Investment Accounts.  Other than any Excluded Account, the Borrower shall not, and shall not permit any of its Subsidiaries to, establish or maintain any deposit account, securities account or commodities account unless the Administrative Agent shall have received a Deposit Account Control Agreement or an Investment Control Agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, in respect of such deposit account, securities account or commodities account, as applicable.

ARTICLE VII

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender or Issuing Bank has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 7.1.           Leverage Ratio.  As of the last day of each Fiscal Quarter set forth in the table below, the Borrower shall not permit the Leverage Ratio to exceed the ratio set forth in the table below opposite the applicable Fiscal Quarter end:

Fiscal Quarter End	Ratio
September 30, 2010 and each Fiscal Quarter ending thereafter through and including September 30, 2012	3.00 to 1.00
December 31, 2012 and each Fiscal Quarter ending thereafter through and including September 30, 2013	2.75 to 1.00
December 31, 2013 and thereafter	2.50 to 1.00

Section 7.2.           Fixed Charge Coverage Ratio.  As of the last day of each Fiscal Quarter set forth in the table below, the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than the ratio set forth in the table below opposite the applicable fiscal quarter end:

Fiscal Quarter End	Ratio
September 30, 2010 and each Fiscal Quarter ending thereafter through and including September 30, 2012	1.25 to 1.00
December 31, 2012 and thereafter	1.50 to 1.00

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.           Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.1) payable under this Agreement, any other Loan Document or any Hedging Obligation, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.1(a), (b) or (c), 5.2 (a) or (d), 5.3 (with respect to the existence of such Loan Party) or 5.13, or in Articles VI or VII;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d)  of this Section 8.1), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after the expiration of any applicable period of grace and/or notice and cure;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity after the expiration of any applicable period of grace and/or notice and cure, in each case, regardless of whether such event or condition is waived by the holder or holders of such Material Indebtedness; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (so long as such Indebtedness is paid pursuant to such sale or transfer);

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (to the extent not covered by insurance) shall be rendered against the Borrower, any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(l)            an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $250,000;

(m)          with respect to any material portion of the Collateral, any Lien purported to be created thereon under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien thereon, with the priority required hereby, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Loan Documents or (iii) except as otherwise provided in the Loan Documents;

(n)           any Loan Document after delivery thereof shall for any reason, except to the extent permitted thereby, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any Loan Party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) after its date of execution, or the Borrower or any Guarantor shall so state in writing;

(o)           the Borrower or any Guarantor shall suffer any casualty loss and shall, as a result, be unable for a period longer than 15 Business Days to conduct a material portion of its business in the ordinary course; or

(p)           a Change in Control shall occur;

then, and in every such event (other than an event described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, (iii) create a Letter of Credit reserve account as set forth in Section 2.14, (iv) exercise all remedies contained in any other Loan Document, and (v) exercise any other remedies available at law or in equity; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans and Letters of Credit then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.  In addition, if any Event of Default shall occur and be continuing, the Administrative Agent may (and if directed by the Required Lenders, shall) foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

Section 8.2.           Performance by the Administrative Agent; Advances to Cover Returned Checks and Other Items.  If any Loan Party shall (a) fail to perform any covenant or agreement contained in Section 5.3 relating to the continued existence of the Borrower and each of the Subsidiaries, in Sections 5.6 or 6.2 of this Agreement, (b) fail to preserve, perfect and protect Administrative Agent’s security interest in the Collateral, or in Section 3 of the Security Agreement, the Administrative Agent may, and shall at the direction of the Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the applicable Loan Party.  In such event, the Borrower shall, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.3(b) from and including the date of such expenditure to but excluding the date such expenditure is paid in full.  Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under any Loan Document, contract or agreement.  Under certain of the Loan Documents that the Administrative Agent has or may enter into with parties maintaining deposit, commodity or security accounts that are Collateral and under certain payoff letters for Indebtedness being refinanced by the Loans, the Administrative Agent may be obligated or permitted to pay certain amounts to the financial institution, brokers or other Person party thereto from time to time (including fees owed to such Persons arising from services, amounts sufficient to reimburse such parties for the amount of any item deposited in or credited to the related account which is returned unpaid and margin calls with respect to commodity contracts).  In the event the Administrative Agent is required to pay or elects to pay any such amounts, the Administrative Agent shall notify the Borrower and the Borrower shall promptly, but in no event later than five Business Days after notice thereof, pay to the Administrative Agent any amount so expended by the Administrative Agent, together with interest at the Default Rate from and including the date of such expenditure to, but excluding the date that such expenditure is paid in full.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.           Appointment of Administrative Agent.

(a)           Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)           The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.           Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.           Lack of Reliance on the Administrative Agent.  Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.           Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.           The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.           Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders (but subject to the reasonable approval of the Borrower provided that no Default or Event of Default shall then exist), appoint a successor Administrative Agent, which shall be a commercial bank or financial institution organized under the laws of the United States of America or any state thereof or a bank or financial institution which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such forty-fifth (45th) day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)           In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.18(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five Business Days after the date of such notice).

Section 9.8.           Authorization to Execute other Loan Documents.  Subject to the provisions of Section 10.2, each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9.           Agents.  Each Lender hereby designates SunTrust Robinson Humphrey, Inc. as Left Lead Bookrunner and agrees that the Left Lead Bookrunner shall have no duties or obligations under any Loan Documents to any Lender or to any Loan Party.

ARTICLE X

MISCELLANEOUS

Section 10.1.        Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:		NetSpend Corporation
701 Brazos Street, Suite 1200
Austin, TX 78701
	Attention:	George Gresham
Chief Financial Officer
Fax: (512) 469-9951

With a copy to:		Baker Botts LLP
One Shell Plaza
901 Louisiana Street
Houston, Texas 77002-4995
Attention: Shalla Prichard
Fax: (713) 229-2783

To the Administrative Agent:		SunTrust Bank
303 Peachtree Street, N. E., 3rd Floor
Atlanta, Georgia 30308

Attention: David Bennett
Fax: (404) 581-1775

With a copy to:	SunTrust Bank
303 Peachtree Street, N. E., 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Fax: (404) 724-3879

To any other Lender:	The address set forth on such Lender’s signature page to this Agreement or the Assignment and Acceptance Agreement executed by such Lender (a copy of which shall be provided to the Borrower)

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall be effective when delivered; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.  Notices may be delivered by a party or its legal counsel.

(b)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2.        Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the applicable Loan Party and the Required Lenders or the applicable Loan Party and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.10 in a manner that would alter the pro rata sharing of payments required thereby in any manner adverse to any Lender, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement (other than pursuant to the terms of such guaranty agreement), without the written consent of each Lender; (vii) release all or any substantial portion of the Collateral (if any) securing any of the Obligations (other than pursuant to the terms of the Collateral Documents) or agree to subordinate any Lien in such Collateral to any other creditor of the Borrower or any of its Subsidiaries, without the written consent of each Lender; or (viii) consent to the subordination of any of the Obligations to the payment of any other Indebtedness of the Borrower or any of the Subsidiaries; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.  Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) no Defaulting Lender shall be included as a Lender for purposes of the calculation of “Required Lenders.”  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 2.17 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.  For the avoidance of doubt, no Lender (or any Affiliate of a Lender) shall have the right to vote on any matter with respect to this Agreement or any other Loan Document at any time after such Lender (and, consequently, any such Affiliate) ceases to be a Lender hereunder even if any Obligation owed to such Lender (or such Affiliate) remains outstanding.

Section 10.3.        Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one transaction counsel (and any local counsel deemed necessary by the Administrative Agent) for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from the Borrower’s delay or omission to pay such taxes.

(d)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f)            All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4.        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 and in integral multiples of $1,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned, provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment; or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that any consent of the Borrower otherwise required hereunder shall not be required in conjunction with a successful syndication of the Loans (as determined by the Administrative Agent), which may occur prior to or on the Closing Date; provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not at such time already a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (to be paid by the assignor or the assignee and not by the Borrower), (C) an Administrative

Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.8(b)(v) if such assignee is a Foreign Lender.

(v)           No Assignment to the Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 2.17 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) except as otherwise provided in this Section 10.4(d) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.10 in a manner that would alter the pro rata sharing of payments required thereby, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all Collateral (if any) securing any of the Obligations.  Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4, provided that the Participant must comply with all provisions thereof as if it were a Lender and agrees, for the benefit of the Borrower, to be subject to the provisions of Section 2.8(b)(v).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7  as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.8(b) and Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.8(b)(v) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.        Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8.        Counterparts; Integration.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto.  The foregoing shall apply to each other Loan Document mutatis mutandis.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9.        Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.8(b), 2.17, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 10.10.      Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.      Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory agency or authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (g) with the consent of the Borrower or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.11 or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 10.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower’s or any of its Subsidiaries’ businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is hereby deemed at the time of delivery as confidential subject to the foregoing exceptions in this Section 10.11.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12.      Waiver of Effect of Corporate Seal.  The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.13.      Patriot Act.  The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the

Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Each Loan Party shall, and shall cause each of its Subsidiaries to provide such information and take such other actions as are requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.14.      Replacement of Lender.  In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may designate another assignee permitted pursuant to the terms of this Agreement (so long as such Person is permitted to be an assignee pursuant to Section 10.4(b)(v)) (such permitted assignee being herein called a “Replacement Lender”) to assume such Lender’s Revolving Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees required to be paid to such Lender hereby, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of satisfactory documentation required under Section 10.4 (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrower to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement to the extent set forth in Section 10.4(b).  The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such documentation on behalf of any Replacement Lender if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation.  “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent; (b) the making of any claim by any Lender under Section 2.8(b), 2.9, or 2.17, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections; (c) such Lender’s becoming a Defaulting Lender; or (d) such Lender refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the Required Lenders.

Section 10.15.      No Fiduciary Duty.  The Administrative Agent, the Issuing Bank,  each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties.  The Loan Parties agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their stockholders or their affiliates.  The Borrower, on behalf of itself and the other Loan Parties, acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) each Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Borrower, on behalf of itself and the other Loan Parties, further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower, on behalf of itself and the other Loan Parties, agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NETSPEND HOLDINGS, INC., as the Borrower

By:	/s/ George W. Gresham
Name:	George W. Gresham
Title:	Chief Financial Officer

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SUNTRUST BANK, as Administrative Agent and as a Lender

By	/s/ David Bennett
	Name:	David A. Bennett
	Title:	Vice President

SUNTRUST ROBINSON HUMPHREY, INC., as Sole Bookrunner

By	/s/ Berwyn Green
	Name:	Berwyn Green
	Title:	Director

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COMPASS BANK, as a Lender

By	/s/ Stephanie Cox
	Name:	Stephanie Cox
	Title:	Sr. Vice President

Notices:

Stephanie Cox
Sr. Vice President
BBVA Compass Bank
8080 N. Central Expressway, Suite 250
Dallas, Texas 75206

Fax: 214/346-2746
Phone: 214/346-2733

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SILICON VALLEY BANK, as a Lender

By	/s/ Jay Wefel
	Name:	Jay Wefel
	Title:	Relationship Manager

Notices:

Jay Wefel
380 Interlaken Crescent, Suite 600
Broomfield, CO 80021
Fax: 303.469.9028
Phone: 303.410.3474

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BANK OF AMERICA, N.A., as a Lender

By	/s/ Hichem Kerma
	Name:	Hichem Kerma
	Title:	Vice President

Notices:

One Bryant Park, NY1-100-32-01
New York, NY 10036
Hichem.kerma@baml.com
Fax: 704-719-8578
Phone: 646-855-3579

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GOLDMAN SACHS BANK USA, as a Lender

By	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Notices:
Lauren Day
c/o Goldman, Sachs & Co.
30 Hudson Street, 38th Floor
Jersey City, NJ 07302

Legal Notices:
Goldman Sachs Bank USA
200 West Street
New York, NY 1028
Fax: 917-977-3966

Schedule I

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount
SunTrust Bank	$40,000,000
Compass Bank	$30,000,000
Bank of America, N.A.	$30,000,000
Silicon Valley Bank	$25,000,000
Goldman Sachs Bank USA	$10,000,000
TOTAL:	$135,000,000